Exhibit 10.1

AMENDMENT NO. 1 TO

TERM LOAN AGREEMENT

AMENDMENT NO. 1 (this “Amendment”), dated as of March 22, 2022, to TERM LOAN AGREEMENT, dated as of March 23, 2021, among SOUTHWEST GAS CORPORATION (the “Borrower”), the LENDERS party hereto and THE BANK OF NEW YORK MELLON, as Administrative Agent (the “Administrative Agent”).

RECITALS

I. The Borrower, the lenders from time to time parties thereto (collectively, the “Lenders”) and the Administrative Agent are parties to the Term Loan Agreement, dated as of March 23, 2021 (the “Loan Agreement”). Unless defined herein, all capitalized terms used herein shall have the meanings ascribed to them in the Loan Agreement.

II. The Borrower, the Administrative Agent and the Lenders have agreed to amend the Loan Agreement effective as of the Amendment No. 1 Effective Date (as defined below) to, among other things, implement daily and term secured overnight financing rate interest rate pricing for the Loans in lieu of the current interest rate pricing for the Loans.

Accordingly, in consideration of the covenants, conditions and agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Amendments to Loan Agreement. Effective as of the Amendment No. 1 Effective Date, the Loan Agreement is hereby amended as follows:

(a) The Loan Agreement is hereby amended by (i) deleting the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), and (ii) adding the double underlined text (indicated textually in the same manner as the following example: double-underlined text) as reflected in Annex A to this Amendment.

(b) Exhibit B to the Loan Agreement is hereby amended and restated in the form of Annex B to this Amendment.

(c) All other exhibits and schedules to the Loan Agreement as in effect as of the Amendment No. 1 Effective Date shall continue to remain in effect.

2. Representations and Warranties by the Borrower. To induce the Administrative Agent and the Lenders to enter into this Amendment, the Borrower hereby represents and warrants to the Administrative Agent and the Lenders that:

(a) The execution, delivery and performance of this Amendment and the transactions contemplated hereby (i) are within its corporate authority, (ii) have been duly authorized by all necessary corporate action, (iii) do not conflict with or result in any material breach or contravention of any provision of law, statute, rule or regulation to which the Borrower is subject or any judgment, order, writ, injunction, license or permit applicable to the Borrower, and (iv) do not conflict with any provision of its articles of incorporation, bylaws or other organizational document or any agreement or other instrument binding upon it.

(b) This Amendment constitutes the valid and legally binding obligations of the Borrower, enforceable against it in accordance with the terms hereof, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally.

(c) Each of the representations and warranties contained in the Loan Agreement is true and correct in all material respects on and as of the date hereof, except those representations and warranties that were made as of a specific date, in which case such representations and warranties were true and correct on and as of such earlier date.

(d) Before and after giving effect to this Amendment, no Default has occurred and is continuing.

3. Conditions to Effectiveness.

This Amendment shall be effective as of the date hereof (the “Amendment No. 1 Effective Date”), provided that on or before the date hereof, the Administrative Agent shall have received the following:

(i) counterparts of this Amendment, executed by a duly authorized officer of the Borrower and each of the Lenders;

(ii) a certificate from the president, secretary, treasurer or other duly authorized officer of the Borrower (a) attaching copies of the resolutions of the board of directors of the Borrower approving and authorizing the execution, delivery and performance by the Borrower of this Amendment and the transactions contemplated hereby; (b) attaching a true and complete copy of all amendments, if any, to its articles of incorporation and bylaws since March 23, 2021 (or if there have been no such amendments, certifying to such effect); (c) setting forth the incumbency of its officer or officers or other analogous counterpart who may sign this Amendment, including therein a signature specimen of such officer or officers; (d) attaching a certificate of good standing of the Borrower of the Secretary of the State of Delaware dated as of a recent date acceptable to the Administrative Agent; and (e) stating that, as of the Amendment No. 1 Effective Date, (A) each of the representations and warranties contained in the Loan Agreement is true and correct in all material respects on and as of such date, except those representations and warranties that were made as of a specific date, in which case such representations and warranties were true and correct on and as of such earlier date, and (B) before and after giving effect to this Amendment, no Default has occurred and is continuing;

(iii) a favorable written opinion, dated the Amendment No. 1 Effective Date, of Thomas Moran, Corporate Secretary of the Borrower, and Morrison & Foerster LLP, counsel to the Borrower;

(iv) at least five (5) Business Days prior to the Amendment No. 1 Effective Date, all documentation and other information about the Borrower and its Subsidiaries that shall have been requested by the Lenders in writing at least ten (10) days prior to the Amendment No. 1 Effective Date and that the Lenders reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act; and

(v) payment or reimbursement by the Borrower of the reasonable fees and expenses of the attorneys for the Administrative Agent in connection with the preparation, negotiation and closing of this Amendment, in immediately available funds.

4. Outstanding Eurodollar Loan.

Prior to the Amendment No. 1 Effective Date, the Borrower requested that a portion of the Loans in the outstanding principal amount of $250,000,000 be converted to Eurodollar Loans with a one-month Interest Period, the last day of which is March 28, 2022 (the “Outstanding Eurodollar Loan”). Notwithstanding the amendment of the Loan Agreement by this Amendment, the Outstanding Eurodollar Loan shall bear interest at the rates set forth in the Loan Agreement as in effect prior to the Amendment No. 1 Effective Date until the end of the Interest Period thereof, at which time such Loan shall be converted in accordance with Section 3.01 of the Loan Agreement and, after such conversion, such Loan will bear interest as set forth in the Loan Agreement, as amended by this Amendment.

5. Miscellaneous.

(a) The Borrower hereby:

(i) acknowledges and agrees that the amendments under Section 1 hereof are limited to the specific matters set forth therein;

(ii) reaffirms and admits the validity and enforceability of the Loan Agreement (as amended hereby) and the other Credit Documents and all of its obligations thereunder;

(iii) represents and warrants that, before and after giving effect to this Amendment, there exists no Default; and

(iv) represents and warrants that the representations and warranties contained in Section 5.01 of the Loan Agreement (other than the representations and warranties made as of a specific date) are true and correct in all material respects on and as of the date hereof.

(b) This Amendment may be executed in one or more counterparts as deemed necessary, including both paper and electric counterparts, but all such counterparts when taken together shall be deemed as one and the same document. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent and the Lenders of a manually signed paper communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed communication converted into another format, for transmission or delivery to the Administrative Agent and the Lenders.

(c) This Amendment constitutes a Credit Document for all purposes under the Loan Agreement.

(d) This Amendment is being delivered in and is intended to be performed in the State of New York and shall be construed and enforceable in accordance with, and be governed by, the internal laws of the State of New York.

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SOUTHWEST GAS CORPORATION AMENDMENT NO. 1

TO TERM LOAN AGREEMENT

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

BORROWER:

SOUTHWEST GAS CORPORATION

By:	/s/ Gregory J. Peterson
Name: Gregory J. Peterson
Title: Senior Vice President/Chief Financial Officer

SOUTHWEST GAS CORPORATION AMENDMENT NO. 1

TO TERM LOAN AGREEMENT

THE BANK OF NEW YORK MELLON, as Administrative Agent and as a Lender

By:	/s/ Richard K. Fronaplel, Jr.
Name: Richard K. Fronaplel, Jr.
Title: Director

SOUTHWEST GAS CORPORATION AMENDMENT NO. 1

TO TERM LOAN AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Nancy R. Barwig
Name: Nancy R. Barwig
Title: Executive Director

SOUTHWEST GAS CORPORATION AMENDMENT NO. 1

TO TERM LOAN AGREEMENT

BANK OF AMERICA, N.A.,
as a Lender

By:	/s/ Michele Gordon
Name: Michele Gordon
Title: Senior Vice President

SOUTHWEST GAS CORPORATION AMENDMENT NO. 1

TO TERM LOAN AGREEMENT

KEYBANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Kevin D. Smith
Name: Kevin D. Smith
Title: Senior Vice President

SOUTHWEST GAS CORPORATION AMENDMENT NO. 1

TO TERM LOAN AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Patrick Engel
Name: Patrick Engel
Title: Managing Director

SOUTHWEST GAS CORPORATION AMENDMENT NO. 1

TO TERM LOAN AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ John M. Eyerman
Name: John M. Eyerman
Title: Senior Vice President

SOUTHWEST GAS CORPORATION AMENDMENT NO. 1

TO TERM LOAN AGREEMENT

TD BANK, N. A., as a Lender

By:	/s/ Bernadette Collins
Name: Bernadette Collins
Title: Senior Vice President

ANNEX A

[AMENDED LOAN AGREEMENT]

Annex A

TERM LOAN AGREEMENT

dated as of

March 23, 2021

among

SOUTHWEST GAS CORPORATION,

as Borrower,

THE LENDERS LISTED ON THE SIGNATURE PAGES HERETO

and

THE BANK OF NEW YORK MELLON,

as Administrative Agent,

Bank of America, N.A.

as Co-Syndication Agent,

JPMorgan Chase Bank, N.A.

as Co-Syndication Agent,

U.S. Bank National Association,

as Co-Documentation Agent,

KeyBank National Association,

as Co Documentation Agent,

THE BANK OF NEW YORK MELLON,

as Joint Lead Arranger and Joint Bookrunner,

JPMorgan Chase Bank, N.A.,

as Joint Lead Arranger and Joint Bookrunner,

and

BofA Securities, Inc.,

as Joint Lead Arranger and Joint Bookrunner

$250,000,000

As amended by Amendment No. 1 to Term Loan Agreement, dated as of March 22, 2022

i

ii

SCHEDULE
Schedule I	Lenders and Commitments
Schedule II	Intentionally Deleted

Schedule III	Existing Liens

EXHIBITS

Exhibit A	Form of Borrowing Request
Exhibit B	Form of Conversion Request
Exhibit C	Form of Term Loan Note
Exhibit D	Form of Opinion of Borrower’s Counsel
Exhibit E	Form of Assignment and Acceptance
Exhibit F	Form of Confidentiality Agreement
Exhibit G	Reserved
Exhibit H	Reserved
Exhibit I	Reserved
Exhibit J	Reserved
Exhibit K-1-K-4	Forms of Tax Compliance Certificates

iii

TERM LOAN AGREEMENT, dated as of March 23, 2021, among SOUTHWEST GAS CORPORATION, a California corporation (the “Borrower”), each of the lenders from time to time parties to this Agreement (collectively, the “Lenders”), and THE BANK OF NEW YORK MELLON, as Administrative Agent.

WITNESSETH:

WHEREAS, the Borrower has requested the Lenders severally to lend to the Borrower term loans in the aggregate amount of $250,000,000; and

WHEREAS, the Lenders are willing to make such loans, on the terms and conditions provided herein;

NOW, THEREFORE, the parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01 Definitions.

(a) Terms Generally. The definitions ascribed to terms in this Agreement apply equally to both the singular and plural forms of such terms. Whenever the context may require, any pronoun shall be deemed to include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be interpreted as if followed by the phrase “without limitation”. The phrase “individually or in the aggregate” shall be deemed general in scope and not to refer to any specific Section or clause of this Agreement. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. The table of contents, headings and captions herein shall not be given effect in interpreting or construing the provisions of this Agreement. Except as otherwise expressly provided herein, all references to “dollars” or “$” shall be deemed references to the lawful money of the United States of America.

(b) Accounting Terms. Except as otherwise expressly provided herein, the term “consolidated” and all other terms of an accounting nature shall be interpreted and construed in accordance with GAAP, as in effect from time to time; provided, however, that, for purposes of determining compliance with any covenant set forth in Article VII, such terms shall be construed in accordance with GAAP as in effect on the date of this Agreement, applied on a basis consistent with the construction thereof applied in preparing the Borrower’s audited financial statements referred to in Section 5.01(k). If there shall occur a change in GAAP which but for the foregoing proviso would affect the computation used to determine compliance with any covenant set forth in Article VII, the Borrower and the Lenders agree to negotiate in good faith in an effort to agree upon an amendment to this Agreement that will permit compliance with such covenant to be determined by reference to GAAP as so changed while affording the Lenders the protection intended to be afforded by such covenant prior to such change (it being understood, however, that such covenant shall remain in full force and effect in accordance with its existing terms unless and until such amendment shall become effective).

(c) Other Terms. The following terms have the meanings ascribed to them below or in the Sections of this Agreement indicated below:

“ABR Loans” means Loans that bear interest at a rate or rates determined by reference to the Alternate Base Rate.

“ABR Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Acquisition” means any purchase or other acquisition by the Borrower or a direct or indirect Subsidiary of the Borrower of (a) any assets of any other Person that, taken together, constitute a business unit, or (b) any capital stock of or equity interests in any other Person if, immediately thereafter, such other Person would be a direct or indirect Subsidiary of the Borrower.

“Act” has the meaning assigned to such term in Section 11.12.

“Adjusted Daily Simple SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Daily Simple SOFR for such calculation plus (b) 0.038%; provided that if Adjusted Daily Simple SOFR as so determined shall ever be less than the Floor, then Adjusted Daily Simple SOFR shall be deemed to be the Floor.

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means The Bank of New York Mellon, acting in the capacity of administrative agent for the Lenders, or any successor administrative agent appointed pursuant to the terms of this Agreement.

“Administrative Questionnaire” means an administrative details reply form delivered by a Lender to the Administrative Agent, in substantially the form provided by the Administrative Agent or the form attached to an Assignment and Acceptance.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” means, when used with reference to any Person, a Person (other than a Subsidiary) which directly or indirectly controls, is controlled by, or is under common control with, such other Person. For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”) as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreement” means this Term Loan Agreement, as it may be amended, modified or supplemented from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of:

(i) the rate of interest from time to time publicly announced by the Administrative Agent as its prime commercial loan rate in effect on such day;

(ii) the sum of (a) 1/2 of 1% per annum and (b) the Federal Funds Effective Rate in effect on such day; and

(iii) the sum of (a) 1% per annum and (b) Adjusted Term SOFR for a one-month tenor in effect on such date.

The Alternate Base Rate shall change as and when the greatest of the foregoing rates shall change. Any change in the Alternate Base Rate shall become effective as of the opening of business on the day of such change. If Alternate Base Rate is being used as an alternate rate of interest pursuant to Section 4.05, then the Alternate Base Rate shall be the greater of clauses (i) and (ii) above and shall be determined without reference to clause (iii) above.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its subsidiaries from time to time concerning or relating to bribery or corruption, including, without limitation, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act of 2010.

“Anti-Terrorism Laws” means any law or regulation relating to terrorism, anti-terrorism, money laundering or anti-money laundering activities, including without limitation the U.S. Money Laundering Control Act of 1986 and the U.S. Bank Secrecy Act as amended by the Act.

“Applicable Lending Office” means, with respect to a Loan, the applicable office of the Lender for making such Loan, as specified in Schedule I or in an Administrative Questionnaire delivered to the Administrative Agent as the office from which such Lender makes Loans of the relevant type.

“Applicable Margin” means, at any date and with respect to each Loan during which the applicable Pricing Level set forth below is in effect, the percentage set forth below adjacent to such Pricing Level:

Pricing Level	Applicable Margin	Applicable Margin
	SOFR Loans	ABR Loans
I	0.550%	0.000%
II	0.600%	0.000%
III	0.650%	0.000%
IV	0.750%	0.000%
V	0.875%	0.000%
VI	1.000%	0.000%

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignee” has the meaning assigned to such term in Section 10.03(a).

“Assignment and Acceptance” has the meaning assigned to such term in Section 10.03(a).

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 4.09(d).

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Benchmark” means, initially, the Term SOFR Reference Rate or Daily Simple SOFR; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate, Daily Simple SOFR, or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 4.09(a).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of: (i) the alternate benchmark rate that has been selected by the Administrative Agent and the Borrower giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for dollar-denominated syndicated credit facilities and (ii) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for dollar-denominated syndicated credit facilities.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to any then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to any then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means, the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the impacted then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 4.09 and (b) ending at the time that a Benchmark Replacement has replaced the impacted then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 4.09.

“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.

“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.

“Benefit Plan” means any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in and subject to Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” has the meaning assigned to such term in the preamble.

“Borrowing Request” means a request, substantially in the form of Exhibit A, by the Borrower for Loans, which shall specify (a) the requested borrowing date (which shall be the Effective Date), (b) the aggregate amount of such Loans, and (c) (i) whether such Loans are to bear interest initially as ABR Loans, Term SOFR Loans or Daily Simple SOFR Loans and (ii) if applicable, the initial Interest Period therefor.

“BSA” has the meaning assigned to such term in Section 7.01(j).

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in the City of New York or the State of Nevada are authorized by law to close.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any regulation promulgated thereunder.

“Change in Control” means the occurrence of any of the following conditions: (a) the Holding Company shall fail to own all of the issued and outstanding capital stock of the Intermediate Holding Company, (b) the Intermediate Holding Company shall fail to own all of the issued and outstanding capital stock of the Borrower, (c) any Person or group of associated Persons acting in concert shall have acquired an aggregate of more than 50% of the outstanding shares of voting stock of the Holding Company, or (d) individuals who constitute the board of directors of the Borrower, the Holding Company or the Intermediate Holding Company on the Effective Date (each, an “Incumbent Board”) cease for any reason to constitute at least a majority thereof; provided that any person becoming a director subsequent to the Effective Date, whose election, or nomination for election by the Borrower’s, the Holding Company’s or the Intermediate Holding Company’s shareholders, was approved by a vote of a majority of the directors comprising the applicable Incumbent Board (either by a specific vote or by approval of the proxy statement of the Holding Company, the Intermediate Holding Company or the Borrower in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (d), considered as though such person were a member of such Incumbent Board.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to a Lender, the amount set forth opposite such Lender’s name under the heading “Commitment” on Schedule I.

“Communications” has the meaning assigned to such term in Section 11.08(d).

“Confidential Information” means information delivered to the Administrative Agent for the Lenders or to a Lender by or on behalf of the Borrower in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is confidential or proprietary in nature at the time it is so delivered or information obtained by the Administrative Agent or such Lender in the course of its review of the books or records of the Borrower contemplated herein; provided that such term shall not include information (a) that was publicly known or otherwise known to the Administrative Agent or such Lender prior to the time of such disclosure, (b) that subsequently becomes publicly known through no act or omission by the Administrative Agent or such Lender or any Person acting on the Administrative Agent’s or such Lender’s behalf, (c) that otherwise becomes known from a third party who the Administrative Agent or such Lender did not know or have reason to believe received such information in a restricted or unlawful manner or (d) that constitutes financial information delivered to the Administrative Agent or such Lender that is otherwise publicly available.

“Conforming Changes” means, with respect to either the use or administration of SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Daily Simple SOFR”, the definition of “Alternate Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 4.06 and other technical, administrative or operational matters) that the Administrative Agent decides, in consultation with the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Contingent Obligation” means, for the Borrower and its Subsidiaries, any direct or indirect Contractual Obligation with respect to any Debt, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary obligor”), including, without limitation, any obligation of the Borrower or any Subsidiary, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any Property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligor prior to such obligation being a stated or determinable amount, or (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or if indeterminable, the maximum reasonably anticipated liability in respect thereof.

“Contractual Obligations” means, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its Property is bound.

“Conversion Date” means, with respect to a Loan, the date on which a conversion of interest rates on such Loan shall take effect.

“Conversion Request” means a request, substantially in the form of Exhibit B, by the Borrower to convert the interest rate basis for all or portions of outstanding Loans, which shall specify (a) the requested Conversion Date, which shall be not fewer than three U.S. Government Securities Business Days after the date of such Conversion Request, (b) the aggregate amount of such Loans, on and after the Conversion Date, which are to bear interest as ABR Loans, Term SOFR Loans or Daily Simple SOFR Loans, and (c) the term of the Interest Periods therefor, if any.

“CPUC Order” means, collectively, the Opinion addressed to the Borrower, dated April 22, 2002, Decision No. 02-04-054, as modified by Decision No. 02-04-072, and Decision No. 10-10-022 of the California Public Utilities Commission.

“Credit Documents” means this Agreement and the Term Loan Notes.

“Daily Simple SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to SOFR for the day (such day “i”) that is three (3) U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website. If by 5:00 pm (New York City time) on the second (2nd) U.S. Government Securities Business Day immediately following any day, SOFR in respect of such day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to Daily Simple SOFR has not occurred, then SOFR for such day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Simple SOFR for no more than three (3) consecutive SOFR Rate Days. Any change in Daily Simple SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.

“Daily Simple SOFR Loan” means a Loan that bears interest at a rate based on Daily Simple SOFR.

“Daily Simple SOFR Payment Date” means with respect to any Daily Simple SOFR Loan, the day that is seven (7) days after such Daily Simple SOFR Loan is made, converted into or continued (except that, if such date is not a Business Day, the Daily Simple SOFR Payment Date shall be the next succeeding Business Day).

“Debt” means, with respect to the Borrower and its Subsidiaries, (a) all obligations for borrowed money, including interest or fees of any nature related to the borrowing of money accrued but unpaid, (b) all obligations under letters of credit, bills of exchange or bankers’ acceptances, (c) all obligations representing the deferred purchase price of Property or services which in accordance with GAAP would be shown on the balance sheet as a liability, (d) all obligations, whether or not assumed by or with recourse to such Person, secured by Liens upon, or payable out of the proceeds or production from, assets owned by such Person, (e) all Finance Lease Obligations, and (f) all Contingent Obligations.

“Default” means any event or circumstance which, with the giving of notice or the passage of time, or both, would be an Event of Default.

“Defaulting Lender” means, at any time, any Lender that, at such time (a) has failed to fund any portion of the Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder, unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding has not been satisfied (each of which conditions precedent, together with any applicable Default, shall be specifically identified in such writing), (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, unless the subject of a good faith dispute, (c) has become, or the parent company of which has become, the subject of a bankruptcy or insolvency proceeding or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar official charged with reorganization or liquidation of its business or a custodian appointed for it (or has taken any actions in furtherance of any such proceeding or appointment, or acquiesced, approved, or consented to, any such steps), (d) has notified the Administrative Agent or the Borrower in writing that it will not fund or is unable to fund any portion of the Loans required to be funded by it, unless the subject of a good faith dispute, (e) has made a public statement to the effect that such Lender is generally not funding any loans required to be funded by it under financing arrangements similar to those provided under this Agreement, (f) has failed, within three Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding requirements hereunder; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (f) upon receipt of such written confirmation by the Administrative Agent and the Borrower; provided, further that a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or of the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (g) has become the subject of a Bail-In Action. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (g) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.06(d)) upon delivery of written notice of such determination to the Borrower and each Lender.

“Dispute” has the meaning assigned to such term in Section 11.17(a).

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Institution” means any commercial bank, trust company, banking association or other financial institution.

“Environmental Claim” means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in or from Property, whether or not owned by the Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Laws” means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including CERCLA, the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act and the Toxic Substances Control Act.

“Environmental Permits” has the meaning assigned to such term in Section 5.01(l)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Borrower or any Subsidiary of the Borrower within the meaning of Section 414(b), 414(c) or 414(m) of the Code.

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which the Borrower or any ERISA Affiliate was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or the Borrower or any ERISA Affiliate incurred a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or receipt by the Borrower or any ERISA Affiliate of notice from the Multiemployer Plan that the Multiemployer Plan is in critical or endangered status, in reorganization or insolvent; (d) the filing by the Borrower or any ERISA Affiliate of a notice of intent to terminate a Pension Plan under a distress termination under Section 4041 of ERISA; (e) receipt by the Borrower or any ERISA Affiliate of notice from the PBGC of the institution by the PBGC of proceedings to terminate a Pension Plan; (f) receipt by the Borrower or any ERISA Affiliate of notice from the PBGC of the appointment of a trustee to administer a Pension Plan; (g) the determination by an actuary for the Pension Plan that the Pension Plan is considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA and claims for benefit and funding obligations in the ordinary course, upon the Borrower or any ERISA Affiliate.

“Erroneous Payment”: as defined in Section 11.16(a).

“Erroneous Payment Deficiency Assignment”: as defined in Section 11.16(d).

“Erroneous Payment Impacted Class”: as defined in Section 11.16(d).

“Erroneous Payment Return Deficiency” as defined in Section 11.16(d).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 10.12(d).

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Event of Default” has the meaning assigned to such term in Section 8.01.

“Excluded Taxes” means (a) all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges imposed on or measured by the overall net income of any Lender (or any office, branch or subsidiary of such Lender) or any franchise taxes, taxes on doing business or taxes measured by capital or net worth imposed on any Lender (or any office, branch or subsidiary of such Lender), in each case imposed by the United States of America or any political subdivision or taxing authority thereof or therein, or taxes on or measured by the overall net income of any office, branch or subsidiary of a Lender or any franchise taxes, taxes imposed on doing business or taxes measured by capital or net worth imposed on any office, branch or subsidiary of such Lender, in each case imposed by any foreign country or subdivision thereof in which such Lender’s principal office or applicable lending office is located and (b) any U.S. federal withholding Taxes imposed under FATCA.

“Executive Order” means Executive Order No. 13224, 66 Fed. Reg. 49,079 (2001), issued by the President of the United States of America (Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism).

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Effective Rate” for any day, means the rate calculated by the Federal Reserve Bank of New York based on such day’s federal funds transactions by depository institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the federal funds effective rate; provided, that if the Federal Funds Effective Rate for any day is less than zero, the Federal Funds Effective Rate for such day will be deemed to be zero.

“Federal Reserve Board” means the Board of Governors of the Federal Reserve System (or any successor Governmental Authority).

“Finance Lease” means, as to the Borrower and its Subsidiaries, a lease of (or other agreement conveying the right to use) real and/or personal Property, the obligations with respect to which are required to be classified and accounted for as a finance lease on a balance sheet of the Borrower or any of its Subsidiaries under GAAP (including Accounting Standards Codification (“ASC”) 842 – Leases of the Financial Accounting Standards Board).

“Finance Lease Obligations” means, as to the Borrower and its Subsidiaries, the obligations of the Borrower or any of its Subsidiaries to pay rent or other amounts under a Finance Lease and, for purposes of this Agreement, the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP (including ASC 842 referenced in the definition of “Finance Lease”), including elections available under the guidance.

“Floor” means a rate of interest equal to 0.00%.

“Foreign Lender” means a Lender that is not a U.S. Person.

“Fund” means any Person (other than a natural Person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course of its activities.

“Funded Debt” means, for the Borrower and its Subsidiaries, (a) all obligations for borrowed money, (b) all obligations representing the deferred purchase price of Property or services which in accordance with GAAP would be shown on a balance sheet of such Person as a liability due more than 12 months from the date of the occurrence or evidenced by a note or similar instrument, (c) all Finance Lease Obligations and (d) all Contingent Obligations.

“GAAP” means generally accepted accounting principles, as set forth in the Accounting Standards Codification of the Financial Accounting Standards Board or in such other statements by such other entities as may be approved by a significant segment of the accounting profession of the United States of America.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Hazardous Materials” means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, waste, solid waste, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

“Holding Company” means Southwest Gas Holdings, Inc., a Delaware corporation.

“Incumbent Board” has the meaning specified in the definition of “Change in Control.”

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrower under any Credit Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 4.06(c).

“Intermediate Holding Company” means Southwest Gas Utility Group, Inc., a California corporation.

“Interest Period” means, with respect to any Term SOFR Loan, each one, three, or six month period (in each case, subject to availability) such period being the one selected by the Borrower pursuant to Section 2.02, 3.01 or 3.03 and commencing on the date such Loan is made, on any Conversion Date from an ABR Loan or Daily Simple SOFR Loan to a Term SOFR Loan or at the end of the preceding Interest Period, as the case may be; provided, however, that:

(a) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next Business Day, unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

(b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Business Day of a calendar month;

(c) any Interest Period that would otherwise end after the Termination Date then in effect shall end on the Termination Date; and

(d) no tenor that has been removed from this definition pursuant to Section 4.09(d) shall be available for selection by the Borrower.

“Investments” means any direct or indirect purchase or acquisition of any obligations or other securities of, or any interest in, any Person, or any advance (other than payroll, travel and similar advances to cover matters that are expected at the time of such advance ultimately to be treated as an expense for accounting purposes and that are made in the ordinary course of business), loan, extension of credit or capital contribution to, or any other investment in, any Person including, without limitation, any Affiliates of such Person. Notwithstanding the foregoing, any purchase, acquisition, loan, extension of credit, capital contribution to, or other investment in or payment to, any Person by the Borrower or any direct or indirect Subsidiary of the Borrower made for the purpose of consummating an Acquisition (including any investment by the Borrower in a Subsidiary if the proceeds are used (i) as purchase consideration in an Acquisition or (ii) to fund an investment by a Subsidiary in any other Subsidiary, or a series of downstream investment transactions between Subsidiaries, if the proceeds are ultimately used as purchase consideration in an Acquisition) shall not constitute an Investment.

“IRS” means the Internal Revenue Service (or any successor Governmental Authority).

“Joint Bookrunners” means The Bank of New York Mellon, JPMorgan Chase Bank, N.A. and BOFA Securities, Inc.

“Joint Lead Arrangers” means The Bank of New York Mellon, JPMorgan Chase Bank, N.A. and BOFA Securities, Inc.

“Lender Parties” means the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, each of the Lenders and each of their respective Affiliates and their respective directors, officers, employees, agents and advisors.

“Lenders” has the meaning assigned to such term in the preamble.

“Lien” means any voluntary or involuntary mortgage, assignment, pledge, security interest, encumbrance, lien, claim or charge of any kind on or with respect to, or any preferential arrangement with respect to the payment of any obligations with the proceeds or from the production of, any asset of any kind, including, without limitation, any agreement to give any of the foregoing, any conditional sale or other title retention agreement or any lease in the nature thereof.

“Loans” has the meaning assigned to such term in Section 2.01.

“Margin Stock” means “margin stock” as such term is defined in Regulations T, U or X of the Federal Reserve Board.

“Material Adverse Effect” means a change, or announcement of a change, which would reasonably be expected, immediately or with the passage of time, to result in a material adverse change in, or a material adverse effect upon, any of (a) the operations, business, Property or financial condition of the Borrower or the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower timely to perform any of its material obligations, or of the Lenders to exercise any remedy, under any Credit Document or (c) the legality, validity, binding nature or enforceability of any Credit Document.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 4001 (a)(3) of ERISA) and to which any ERISA Affiliate makes, is making, or is obligated to make contributions or has made, or been obligated to make, contributions.

“Net Worth” means the amount of the Borrower’s stockholders’ equity determined in accordance with GAAP.

“Obligations” means the Loans and any other liability or duty owing by the Borrower to the Administrative Agent or any Lender or Indemnitee hereunder.

“OFAC” has the meaning assigned to such term in Section 7.01(j).

“Other Connection Taxes” means, with respect to the Administrative Agent or any Lender, Taxes imposed as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction imposing such Tax (other than connections arising from the Administrative Agent or such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.08).

“Participant” has the meaning assigned to such term in Section 10.02(a).

“Participant Register” has the meaning assigned to such term in Section 10.02(b).

“Parties” has the meaning assigned to such term in Section 11.17.

“PBGC” means the Pension Benefit Guaranty Corporation (or any successor Governmental Authority).

“Pension Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA (other than a Multiemployer Plan) that is maintained, contributed to or required to be contributed to by the Borrower and any ERISA Affiliate and is either covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code.

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR”.

“Permitted Investments” means (i) Investments of the Borrower in any Subsidiary for the substantially contemporaneous acquisition, improvement or lease of Property, (ii) other Investments of the Borrower in any Subsidiary in an amount not in excess of $50,000,000 in the aggregate in any fiscal year, (iii) Investments of any Subsidiary in the Borrower or any other Subsidiary, and (iv) cash Investments in (a) U.S. government and agency securities; (b) money market funds rated AA or A-1 or better by S&P and Aaa or P-1 or better by Moody’s; (c) municipal securities rated within the top two ratings by S&P and Moody’s; (d) repurchase agreements with reputable financial institutions fully secured by collateral consisting of securities described in clauses (a) and (b) above having a market value at least equal to 102% of the amount so invested; (e) bankers’ acceptances issued by a bank rated Aaa or better by Moody’s or rated AA or better by S&P and eligible for purchase by a Federal Reserve Bank; (f) interest-bearing demand or time deposits (including certificates of deposit) in banks and savings and loan associations; provided such deposits are (1) secured at all times, in the manner and to the extent provided by law, by collateral consisting of securities described in clauses (a) and (b) above having a market value of no less than 102% of the amount of moneys so invested or (2) fully insured by federal deposit insurance; (g) shares of any “regulated investment company” within the meaning of Section 851(a) of the Code, the assets of which consist only of securities or investments described in clauses (a) through (f) above; (h) commercial paper (including both non-interest-bearing discount obligations and interest-bearing obligations payable on demand or on a specified date not more than one year after the date of issuance thereof) which have been rated at least A-1 by S&P and at least P-1 by Moody’s at the time of such investment; (i) other obligations of corporations which have been rated at least AA by S&P and at least Aaa by Moody’s at the time of such investment; (j) open ended mutual funds, as regulated by Rule 2a-7 under the Investment Company Act of 1940 and whose net asset value remains a constant $1 a share; (k) investments directed by the Borrower in conjunction with industrial development revenue bonds; and (l) Subsidiaries, Affiliates and transactions permitted by Section 7.02(b).

“Permitted Liens” means any of the following:

(a) Liens on any Property acquired, constructed, or improved by the Borrower or its Subsidiaries after the Effective Date that are created or assumed contemporaneously with, or within 120 days after, such acquisition or completion of the construction or improvement, or within six months thereafter pursuant to a firm commitment for financing arranged with a lender or investor within such 120-day period, to secure or provide for the payment of all or any part of the purchase price of such Property or the cost of such construction or improvement incurred after the Effective Date or, in addition to Liens contemplated by clauses (b) and (c) below, Liens on any Property existing at the time of acquisition thereof; provided that the Liens shall not apply to any Property theretofore owned by the Borrower or its Subsidiaries other than, in the case of any such construction or improvement, any theretofore unimproved Property on which the Property so constructed or the improvement is located;

(b) Existing Liens on any Property or indebtedness of a corporation that is merged with or into or consolidated with the Borrower or its Subsidiaries or becomes a Subsidiary; provided that the Liens shall not apply to any Property theretofore owned by the Borrower or its Subsidiaries;

(c) Liens in favor of the United States of America, any state or any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction to secure partial, progress, advance or other payment pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or cost of constructing or improving the Property subject to such Liens, including, without limitation, Liens to secure debt of the pollution control or industrial revenue bond type;

(d) Liens on current assets of the Borrower or its Subsidiaries to secure loans to the Borrower or its Subsidiaries which mature within 12 months from the creation thereof and which are made in the ordinary course of business;

(e) Liens on any Property (including any natural gas, oil or other mineral property of the Borrower or its Subsidiaries) to secure all or part of the cost of exploration or drilling for or development of oil or gas reserves or laying a pipeline or to secure debt incurred to provide funds for any such purpose;

(f) Any Lien existing on Property of the Borrower or its Subsidiaries on the Effective Date that is set forth on Schedule III hereto;

(g) Liens on moneys or U.S. Government obligations deposited to defease Debt;

(h) Liens for the sole purpose of extending, renewing or replacing, in whole or in part, Liens securing debt of the type referred to in the foregoing clauses (a) through (g), inclusive, or this clause (h); provided, however, that the principal amount of debt so secured at the time of such extension, renewal or replacement shall not be increased, and that such extension or replacement shall be limited to all or part of the Property or indebtedness which secured the Lien so extended, renewed or replaced (plus improvements on such Property);

(i) Carriers, warehousemen’s, mechanics’, landlords’, materialmen’s, repairmen’s or other similar Liens arising in the ordinary course of business which are not delinquent or remain payable without penalty and which are being contested in good faith and by appropriate proceedings;

(j) Liens (other than any Lien imposed by ERISA) on Property of the Borrower or any of its Subsidiaries incurred, or pledges or deposits required, in connection with workers compensation, unemployment insurance and other social security legislation;

(k) Liens on Property of the Borrower or any of its Subsidiaries securing (i) the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, (ii) obligations on surety and appeal bonds, and (iii) other obligations of a like nature incurred in the ordinary course of business;

(l) Licenses, easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the Property subject thereto or interfere with the ordinary conduct of the businesses of the Borrower and its Subsidiaries;

(m) Liens on the Property of a Subsidiary other than a Significant Subsidiary which could not reasonably be expected to have a Material Adverse Effect;

(n) Intellectual property licenses;

(o) Any attachment or judgment Lien not constituting an Event of Default under Section 8.01(g);

(p) Leases or subleases granted to others not interfering in any material respect with the ordinary conduct of the business of the Borrower and UCC financing statements relating solely thereto; and

(q) other Liens, to the extent that the dollar value of the collateral securing such Liens does not exceed $25,000,000 in the aggregate at any time in effect.

“Person” means any individual, sole proprietorship, partnership, limited liability company, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or government (whether federal, state, county, city, municipal or otherwise, including any instrumentality, division, agency, body or department thereof).

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower or any ERISA Affiliate sponsors or maintains or to which the Borrower or ERISA Affiliate makes or is obligated to make contributions, and includes any Multiemployer Plan or Qualified Plan.

“Prescribed Forms” has the meaning assigned to such term in Section 4.04(a)(ii)(A).

“Pricing Level I” means at any time the Borrower’s Senior Debt Rating is (a) A+ or higher by S&P or (b) A1 or higher by Moody’s.

“Pricing Level II” means at any time the Borrower’s Senior Debt Rating is (a) A or higher by S&P or (b) A2 or higher by Moody’s, and Pricing Level I is not applicable.

“Pricing Level III” means at any time the Borrower’s Senior Debt Rating is (a) A- or higher by S&P or (b) A3 or higher by Moody’s, and Pricing Levels I and II are not applicable.

“Pricing Level IV” means at any time the Borrower’s Senior Debt Rating is (a) BBB+ or higher by S&P or (b) Baa1 or higher by Moody’s, and Pricing Levels I, II and III are not applicable.

“Pricing Level V” means at any time the Borrower’s Senior Debt Rating is (a) BBB or higher by S&P or (b) Baa2 or higher by Moody’s, and Pricing Levels I, II, III and IV are not applicable.

“Pricing Level VI” means at any time the Borrower’s Senior Debt Rating is (a) less than or equal to BBB- by S&P or (b) less than or equal to Baa3 by Moody’s, and Pricing Levels I, II, III, IV and V are not applicable.

“Prohibited Person” means any Person (a) listed in the Annex to, or otherwise the subject of, the Executive Order; (b) with whom any Lender is prohibited from dealing or otherwise engaging in any transaction by any applicable Anti-Terrorism Laws, including the Executive Order; (c) that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov.ofac/t11sdn.pdf or at any replacement website or other replacement official publication of such list; or (d) who is owned or controlled by, or acting on behalf of, any Person listed above.

“Projected Benefit Obligations” means, as of any date, the actuarial present value of Pension Plan benefits attributed to employee service to such date measured using assumptions as to future compensation levels.

“Property” means all types of real, personal, tangible, intangible or mixed property.

“Pro Rata Share” means, with respect to any Lender at any time of determination, in relation to Loans, the proportion of such Lender’s Commitment to the Total Commitment then in effect or, after the making of the Loans on the Effective Date, the proportion of such Lender’s Loans to the aggregate amount of Loans then outstanding.

“PTE” means a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Qualified Plan” means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the Code and which any ERISA Affiliate sponsors, maintains, or to which it makes or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

“Register” has the meaning assigned to such term in Section 10.03(c).

“Regulatory Assets” means certain assets of the Borrower or an ERISA Affiliate which represent future probable increases in revenues to be recorded by the Borrower or such ERISA Affiliate associated with Pension Plan liabilities incurred by the Borrower or such ERISA Affiliate, to the extent permitted to be recorded as such under ASC 980 – Regulated Operations.

“Regulatory Change” means (a) the introduction or phasing in of any law, rule or regulation after the Effective Date, (b) the issuance or promulgation after the Effective Date of any directive, guideline or request from any central bank or United States or foreign Governmental Authority (whether or not having the force of law), or (c) any change after the Effective Date in the interpretation, implementation or administration of any existing law, rule, regulation, directive, guideline or request by any central bank or United States or foreign Governmental Authority charged with the administration thereof; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted or issued.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the Federal Reserve Bank of New York, or any successor thereto.

“Replacement Lender” means (a) with respect to the provisions of Section 2.06(b), an Eligible Institution proposed by the Borrower in accordance with Section 2.06(b) and which has agreed to acquire and assume all or part of a Defaulting Lender’s Loans under Section 2.06(b), and (b) with respect to the provisions of Section 4.08, an Eligible Institution which is willing to assume all of the obligations of a Lender that has requested compensation pursuant to Section 4.04(b)(i) or (ii).

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

“Required Lenders” means, at any date of determination, Lenders having at least 51% of the Total Commitment then in effect or, if the Total Commitment has been cancelled or terminated, holding at least 51% of the aggregate unpaid principal amount of the Loans then outstanding; provided, however, that if any Lender shall be a Defaulting Lender at such time, then there shall be excluded from the determination of Required Lenders, such Defaulting Lender’s Loans then outstanding and such Defaulting Lender’s Commitments.

“Requirement of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its Property or to which the Person or any of its Property is subject.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer” means the chief executive officer, president, chief financial officer, chief accounting officer, treasurer or any vice president, senior vice president or executive vice president of the Borrower.

“Sanctioned Country” means, at any time, a country, region, or territory which is itself the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, any Person that is (a) listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority, (b) located, organized or resident in a Sanctioned Country, (c) owned or controlled by any Person referred to in (a) or (b), or (d) otherwise the subject of any Sanctions.

“Sanctions” means any sanctions administered or enforced by the United States government (including by the U.S. Department of the Treasury’s Office of Foreign Assets Control and the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury or any other relevant sanctions authority.

“SEC” means the Securities and Exchange Commission (or any successor Governmental Authority).

“Senior Debt Rating” means the Borrower’s senior unsecured long-term debt ratings from either S&P or Moody’s.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor thereto that is a nationally recognized rating agency.

“Significant Subsidiary” means any Subsidiary of the Borrower having 10% or more of the total assets of the Borrower and its Subsidiaries on a consolidated basis as of the end of any fiscal quarter or generating 10% or more of the income of the Borrower and its Subsidiaries on a consolidated basis during the most recently completed four fiscal quarters for which financial statements have been delivered pursuant to Section 7.01(a).

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.

“SOFR Loan” means a Term SOFR Loan or a Daily Simple SOFR Loan.

“Subsidiary” means any corporation, association, partnership, joint venture or other business entity of which the Borrower and/or any subsidiary of the Borrower either (a) in respect of a corporation, owns more than 50% of the outstanding stock having ordinary voting power to elect a majority of the board of directors or similar managing body, irrespective of whether or not at the time the stock of any class or classes shall or might have voting power by reason of the happening of any contingency, or (b) in respect of an association, partnership, joint venture or other business entity, is the sole general partner or is entitled to share in more than 50% of the profits, however determined.

“Taxes” has the meaning assigned to such term in Section 4.04(a)(i).

“Termination Date” means March 21, 2023, or such earlier date on which the Term Loan Notes shall become due and payable, whether by acceleration or otherwise.

“Term Loan Notes” means the promissory notes of the Borrower substantially in the form of Exhibit C.

“Term SOFR” means,

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

“Term SOFR Adjustment” means, for any calculation with respect to any Loan, a percentage per annum as set forth below for the applicable type of such Loan and (if applicable) Interest Period therefor:

ABR Loans:

    0.10%

Term SOFR Loans:

Interest Period	Percentage
One month	0.10%
Three months	0.15%
Six months	0.25%

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Loan that bears interest at a rate based on Adjusted Term SOFR, other than pursuant to clause (iii) of the definition of “Alternate Base Rate”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Capitalization” means Funded Debt plus Net Worth.

“Total Commitment” means, on any day, the aggregate Commitments on such day of all the Lenders.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any Person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Unfunded Pension Liabilities” means, as of the end of any fiscal year of the Borrower, (a) a Pension Plan’s Projected Benefit Obligations minus (b) the current value of that Pension Plan’s assets, as defined in Section 3(26) of ERISA, plus Regulatory Assets.

“Unsecured Debt” means all Debt which has not been secured by a pledge of any real or personal property.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which Write-Down and Conversion Powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that Person or any other Person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

(d) Ratings Determinations. Whenever this Agreement requires the determination of the Borrower’s Senior Debt Rating (i) if there is a split rating as between Moody’s and S&P (1) by one rating category, the higher of the two ratings will apply and (2) by more than one category, the rating that is one rating level below the higher rating will apply, (ii) if any rating established by Moody’s or S&P shall be changed (other than as a result of a change in the rating system of either Moody’s or S&P), such change shall be given effect as of the date on which such change is first announced by the rating agency making such change and (iii) if Borrower does not have a Senior Debt Rating from either S&P or Moody’s, Pricing Level VI will apply for the purposes of determining the Applicable Margin.

(f) For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its equity interests at such time.

ARTICLE II

THE CREDIT FACILITY

Section 2.01 Loans.

Each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make a Loan to the Borrower in a principal amount equal to the Commitment of such Lender. The Loans shall be funded in one (1) advance on the Effective Date and repaid in accordance with this Agreement. No Lender shall be responsible for the failure of any other Lender to perform its obligations to make Loans hereunder, and the Commitment of any Lender shall not be increased or decreased as a result of the failure by any other Lender to perform its obligation to make Loans hereunder. The Commitments shall automatically terminate on the Effective Date after the making of the Loans on such date.

Section 2.02 [Reserved].

Section 2.03 [Reserved].

Section 2.04 Repayment.

All Loans shall be repaid, together with all accrued and unpaid interest thereon, on the Termination Date.

Section 2.05 Optional Prepayment.

The Borrower may prepay Loans bearing interest on the same basis and having the same Interest Periods, if any, by giving notice to the Administrative Agent not later than 1:00 P.M., New York time, on the third U.S. Government Securities Business Day preceding the proposed date of prepayment, in the case of SOFR Loans, or not later than 1:00 P.M., New York time, on the Business Day of the proposed prepayment, in the case of ABR Loans. Each such prepayment of SOFR Loans shall be in an aggregate principal amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof (or, if the aggregate amount of outstanding Term SOFR Loans or Daily Simple SOFR Loans, as applicable, is less than $5,000,000, then all of such lesser amount), and each prepayment of ABR Loans shall be in an aggregate amount of $1,000,000 or in integral multiples of $100,000 in excess thereof (or, if the aggregate amount of outstanding ABR Loans is less than $1,000,000, then all of such lesser amount), and, in the case of Term SOFR Loans, together with the amounts required by Section 4.03, accrued interest on the principal being prepaid to the date of prepayment. Any amount of the Loans that are prepaid may not be reborrowed.

Section 2.06 Defaulting Lenders.

(a) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(i) [reserved];

(ii) the Commitment and Loans of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 11.06); provided that any waiver, amendment or modification that would (A) increase the Commitment of such Defaulting Lender or subject such Defaulting Lender to any additional obligations, (B) reduce the principal of, or interest on, the Loans made by such Defaulting Lender or (C) postpone any date fixed for any payment of principal of, or interest on, the Loans made by such Defaulting Lender (which, for avoidance of doubt, shall not include forbearing from exercising remedies as a result thereof), shall require the consent of such Defaulting Lender; and

(iii) any amount payable to such Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender) shall, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated account and, subject to any applicable requirements of law, be applied at such time or times as may be determined by the Administrative Agent, in the following order of priority: (A) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (B) second, as the Borrower may request (so long as no Default or Event of Default exists) to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, (C) third, if so determined by the Administrative Agent and the Borrower, held in such account as cash collateral for future funding obligations of the Defaulting Lender in respect of any Loans under this Agreement, and (D) fourth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement.

(b) The Borrower may, by ten Business Days’ notice in writing to the Administrative Agent and a Defaulting Lender, (i) request such Defaulting Lender to cooperate with the Borrower in obtaining a Replacement Lender for such Defaulting Lender; (ii) request the non-Defaulting Lenders to acquire and assume all or a portion of such Defaulting Lender’s Loans and Commitment, but none of such Lenders shall be obligated to do so; or (iii) propose a Replacement Lender. If a Replacement Lender shall be accepted by the Administrative Agent or one or more of the non-Defaulting Lenders shall agree to acquire and assume all or part of a Defaulting Lender’s Loans and Commitment, then such Defaulting Lender shall assign, in accordance with Section 10.03(a), all or part, as the case may be, of its Loans, Commitment, Term Loan Note and other rights and obligations under this Agreement and all other Credit Documents to such Replacement Lender or non-Defaulting Lenders, as the case may be, in exchange for payment of the principal of, and interest accrued to the date of such payment on, Loans owing to such Defaulting Lender; and upon such payments, the obligations of such Defaulting Lender hereunder in respect of its Commitment shall, by the provisions hereof, be released and discharged; provided, however, that such Defaulting Lender’s rights under Sections 4.03, 4.04 and 4.06, and its obligations under Section 9.06 shall survive such release and discharge as to matters occurring prior to such date; provided further, however, that such assignment shall be on the terms and conditions set forth in Section 10.03(a). If the Replacement Lender and the non-Defaulting Lenders shall only be willing to acquire less than all of a Defaulting Lender’s outstanding Loans and Commitment, the Commitment of such Defaulting Lender shall not terminate, but shall be reduced proportionately, and such Defaulting Lender shall continue to be a “Lender” hereunder with a reduced Commitment and Pro Rata Share. Upon the effective date of such assignment, such Replacement Lender shall, if not already a Lender, become a “Lender” for all purposes under this Agreement and the other Credit Documents.

(c) The rights and remedies against a Defaulting Lender under this Section 2.06 are in addition to other rights and remedies that the Borrower, the Administrative Agent or any Lender may have against such Defaulting Lender.

(d) In the event that the Administrative Agent and the Borrower agree that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans based on its Pro Rata Share and such Lender shall no longer be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided further that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

ARTICLE III

INTEREST AND FEES

Section 3.01 Interest Rate Determination; Conversion.

(a) Except to the extent that the Borrower shall request, in the Borrowing Request, a Conversion Request or in a written election pursuant to Section 3.03(b), that Loans (or portions thereof) bear interest as Term SOFR Loans or Daily Simple SOFR Loans, Loans shall bear interest as ABR Loans.

(b) The Borrower may request, by giving a Conversion Request to the Administrative Agent, not later than 1:00 P.M., New York time, on the third U.S. Government Securities Business Day prior to the requested Conversion Date, that all or portions of the outstanding Loans, in the aggregate principal amount of $5,000,000 or in integral multiples of $1,000,000 in excess thereof, in the case of Loans being converted to or continued as SOFR Loans, and in the aggregate principal amount of $1,000,000 or in integral multiples of $100,000 in excess thereof (or, if the aggregate principal amount of outstanding Loans is less than $1,000,000, then all such lesser amount), in the case of ABR Loans, bear interest from and after the Conversion Date as ABR Loans, Term SOFR Loans, or Daily Simple SOFR Loans; provided, however, that during the continuance of any Default or Event of Default that shall have occurred, no Loan (or portion thereof) may be converted into SOFR Loans. Upon receipt, the Administrative Agent forthwith shall give notice to each Lender of the substance of each Conversion Request. Upon payment by the Borrower of the amounts, if any, required by Section 4.03, on the Conversion Date the Loans or portions thereof as to which the Conversion Request was made shall commence to accrue interest in the manner selected by the Borrower therein.

Section 3.02 Interest on ABR Loans.

Each ABR Loan shall bear interest from the date made until the date repaid, or (if converted into a SOFR Loan) to (but excluding) the first day of any relevant Interest Period (or the date of such conversion to a Daily Simple SOFR Loan, as the case may be), payable in arrears on the last day of each calendar quarter of each year, commencing with the first such date after the Effective Date, and on the date such Loan is repaid, at a rate per annum equal to the sum of (i) the Applicable Margin and (ii) the Alternate Base Rate in effect from time to time, which rate shall change as and when said Applicable Margin or Alternate Base Rate shall change.

Section 3.03 Interest on SOFR Loans.

(a) Each Term SOFR Loan shall bear interest from the date made until the date repaid or converted to an ABR Loan or Daily Simple SOFR Loan, payable in arrears, with respect to Interest Periods of three months or less, on the last day of such Interest Period, and with respect to Interest Periods longer than three months, the respective dates that fall every three months after the commencement of such Interest Period and on the last day of such Interest Period, at a rate per annum equal to the sum of (i) the Applicable Margin and (ii) Adjusted Term SOFR for such Interest Period. Each Term SOFR Loan shall become an ABR Loan at the end of the Interest Period therefor, unless (x) there shall not have occurred and be continuing a Default or Event of Default and (y) not later than the third Business Day prior to the last day of such Interest Period, (A) the Borrower shall have delivered to the Administrative Agent an irrevocable written election of the subsequent Interest Period, in which case such Term SOFR Loan shall remain outstanding as a Term SOFR Loan, or (B) the Borrower shall have delivered to the Administrative Agent a Conversion Request with respect thereto, in which case such Term SOFR Loan shall be converted in accordance with Section 3.01(b).

(b) Each Daily Simple SOFR Loan shall bear interest from the date made until the date repaid, or (if converted into a Term SOFR Loan or an ABR Loan) to (but excluding) the date of such conversion or the first day of any relevant Interest Period, as the case may be, payable in arrears on the Daily Simple SOFR Payment Date with respect to such Loan, and on the date such Loan is repaid, at a rate per annum equal to the sum of (i) the Applicable Margin and (ii) Adjusted Daily Simple SOFR in effect on the date, which rate shall change as and when said Applicable Margin or Adjusted Daily Simple SOFR shall change. Each Daily Simple SOFR Loan shall become an ABR Loan on the Daily Simple SOFR Payment Date with respect thereto, unless (x) there shall not have occurred and be continuing a Default or Event of Default and (y) not later than the third U.S. Government Securities Business Day prior to the Daily Simple SOFR Payment Date, (A) the Borrower shall have delivered to the Administrative Agent an irrevocable written election to continue the Daily Simple SOFR Loan as a new Daily Simple SOFR Loan, in which case such Daily Simple SOFR Loan shall remain outstanding as a new Daily Simple SOFR Loan (and, for the purposes of determining the Daily Simple SOFR Payment Date with respect thereto, the date that such Daily Simple SOFR Loan is continued shall be the U.S. Government Securities Business Day after the Daily Simple SOFR Payment Date in effect prior to such continuation), or (B) the Borrower shall have delivered to the Administrative Agent a Conversion Request with respect thereto, in which case such Daily Simple SOFR Loan shall be converted in accordance with Section 3.01(b).

(c) In connection with the use or administration of Term SOFR and Daily Simple SOFR, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document. The Administrative Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR or Daily Simple SOFR.

Section 3.04 Interest on Overdue Amounts.

All overdue amounts (including principal, interest and fees) hereunder shall bear interest, payable on demand, at a rate per annum equal to the sum of (i) 2% and (ii) in the case of Term SOFR Loans, the rate then applicable until the end of the current Interest Period therefor, and thereafter the rate of interest applicable to ABR Loans, changing as and when such rate shall change, and in the case of ABR Loans and Daily Simple SOFR Loans, the rate of interest applicable to ABR Loans, changing as and when such rate shall change.

Section 3.05 Day Counts.

Interest on ABR Loans shall be calculated on the basis of (a) a 365- or, if applicable, a 366-day year for the actual number of days elapsed for so long as interest is determined pursuant to clause (i) of the definition of “Alternate Base Rate” and (b) a 360-day year for the actual number of days elapsed for so long as interest is determined based on clause (ii) or clause (iii) of the definition of “Alternate Base Rate”. Interest on all other Loans, and all fees shall be calculated on the basis of a 360-day year for the actual number of days elapsed.

Section 3.06 Maximum Interest Rate.

(a) Nothing in this Agreement shall require the Borrower to pay interest at a rate exceeding the maximum rate permitted by applicable law. Neither this Section nor Section 11.01 is intended to limit the rate of interest payable for the account of any Lender to the maximum rate permitted by the laws of the State of New York (or any other applicable law) if a higher rate is permitted with respect to such Lender by supervening provisions of U.S. Federal law.

(b) If the amount of interest payable for the account of any Lender on any interest payment date in respect of the immediately preceding interest computation period, computed pursuant to this Article III, would exceed the maximum amount permitted by applicable law to be charged by such Lender, the amount of interest payable for its account on such interest payment date shall automatically be reduced to such maximum permissible amount.

(c) If the amount of interest payable for the account of any Lender in respect of any interest computation period is reduced pursuant to Section 3.06(b) and the amount of interest payable for its account in respect of any subsequent interest computation period would be less than the maximum amount permitted by law to be charged by such Lender, then the amount of interest payable for its account in respect of such subsequent interest computation period shall be automatically increased to such maximum permissible amount; provided that at no time shall the aggregate amount by which interest paid for the account of any Lender has been increased pursuant to this Section 3.06(c) exceed the aggregate amount by which interest paid for its account has theretofore been reduced pursuant to Section 3.06(b).

Section 3.07 [Reserved].

ARTICLE IV

DISBURSEMENT AND PAYMENT

Section 4.01 Disbursement.

(a) Each Loan shall be made by the relevant Lender from such Lender’s branch or affiliate identified as its Applicable Lending Office.

(b) The failure of any Lender to make any Loan to be made by it on the Effective Date shall not relieve any other Lender of its obligation to make its Loan or Loans on such date, but neither any Lender nor the Administrative Agent shall be responsible for the failure of any other Lender to make a Loan to be made by such other Lender.

(c) The Administrative Agent may, but shall not be required to, advance on behalf of any Lender the amount of such Lender’s Loan to be made on the Effective Date, unless such Lender shall have notified the Administrative Agent prior to the Effective Date that it does not intend to make such Loan on such date. If the Administrative Agent makes any such advance, the Administrative Agent shall be entitled to recover the amount so advanced on demand from the Lender on whose behalf such advance was made and, if such Lender does not pay the Administrative Agent the amount of such advance on demand, the Borrower agrees promptly to repay such amount to the Administrative Agent. Until such amount is repaid to the Administrative Agent by such Lender or the Borrower, such advance shall be deemed for all purposes to be a Loan made on the Effective Date by the Administrative Agent. The Administrative Agent shall be entitled to recover from the Lender or the Borrower, as the case may be, interest on the amount advanced by it for each day from the Effective Date until repaid to the Administrative Agent, at a rate per annum equal to the Federal Funds Effective Rate until the third Business Day after the date of the advance and, thereafter, at the rate per annum equal to the relevant rate on Loans made on the Effective Date.

Section 4.02 Method and Time of Payments; Sharing among Lenders.

(a) All funds received by the Administrative Agent for the account of the Lenders in respect of payments made by the Borrower under, or from any other Person on account of, any Credit Document shall be distributed forthwith by the Administrative Agent among the Lenders, in like funds as received, ratably in proportion to their respective interests therein.

(b) All payments by the Borrower hereunder shall be made without setoff or counterclaim to the Administrative Agent, for its account or for the account of the Lender or Lenders entitled thereto, as the case may be, in U.S. dollars and in immediately available funds at the office of the Administrative Agent prior to 3:00 P.M., New York time, on the date when due; provided, however, that the Borrower shall have setoff rights with respect to any Defaulting Lender with the application of any amounts payable to a Defaulting Lender to be administered by the Administrative Agent pursuant to Section 2.06(a)(iii).

(c) Whenever any payment from the Borrower shall be due on a day that is not a Business Day, the date of payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment from the Borrower is due that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, but shall not be obligated to, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent that the Borrower shall not have so made such payment, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Effective Rate.

(e) If any Lender shall receive from the Borrower or any other Person any amount owing under any Credit Document (whether received pursuant to the exercise of any right of set-off, banker’s lien, realization upon any security held for or appropriated to such obligation or otherwise) other than in proportion to such Lender’s ratable share thereof, then such Lender shall purchase from each other Lender a participating interest in so much of the other Lenders’ Loans as shall be necessary in order that each Lender shall share such payment with each of the other Lenders in proportion to each Lender’s ratable share; provided that nothing herein contained shall obligate any Lender to apply any set-off, banker’s lien or collateral security first to the obligations of the Borrower hereunder if the Borrower is obligated to such Lender pursuant to other loans or notes. If any purchasing Lender shall be required to return any excess payment received by it, such participation shall be rescinded and the purchase price restored to the extent of such return, but without interest.

Section 4.03 Compensation for Losses.

(a) If (i) the Borrower makes a prepayment of a Term SOFR Loan, or a Conversion Date occurs for a Term SOFR Loan, other than on the last day of the relevant Interest Period, (ii) the Borrower fails to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto, (iii) the Borrower revokes any Borrowing Request for Term SOFR Loans, (iv) Term SOFR Loans (or portions thereof) are converted into ABR Loans or Daily Simple SOFR Loans pursuant to Section 4.05 at any time other than at the end of an Interest Period or (v) Term SOFR Loans (or portions thereof) shall become or be declared to be due prior to the scheduled maturity thereof, then the Borrower shall pay to each Lender an amount that will compensate such Lender for any loss (other than lost profit) or premium or penalty incurred by such Lender as a result of such prepayment, conversion, declaration or revocation in respect of funds obtained for the purpose of making or maintaining such Lender’s Term SOFR Loans, or any portion thereof. Such compensation shall include any loss, cost and expense attributable to such event arising from the liquidation or redeployment of funds.

(b) In connection with a demand for payment pursuant to this Section 4.03, a Lender shall provide to the Borrower, with a copy to the Administrative Agent, a certificate, signed by an officer of such Lender, setting forth in reasonable detail the amount required to be paid by the Borrower to such Lender and the computations made by such Lender to determine such amount. In the absence of demonstrable error, such certificate shall be conclusive as to the amount so required to be paid.

Section 4.04 Withholding and Additional Costs.

(a) Withholding.

(i) To the extent permitted by law, all payments under this Agreement and under the Term Loan Notes (including payments of principal and interest) shall be payable to each Lender free and clear of any and all present and future taxes, levies, imposts, duties, deductions, withholdings, fees, liabilities and similar charges other than Excluded Taxes (collectively, “Taxes”). If any Taxes are required to be withheld or deducted from any amount payable under this Agreement, then the amount payable under this Agreement shall be increased to the amount which, after deduction from such increased amount of all Taxes required to be withheld or deducted therefrom, will yield to such Lender the amount stated to be payable under this Agreement. The Borrower shall also hold each Lender harmless and indemnify it for any stamp or other taxes with respect to the preparation, execution, delivery, recording, performance or enforcement of the Credit Documents (all of which shall be included within “Taxes”). If any of the Taxes specified in this Section 4.04(a) are paid by any Lender, the Borrower shall, upon demand of such Lender, promptly reimburse such Lender for such payments, together with any interest, penalties and expenses incurred in connection therewith; provided, however, that the Borrower shall not be required to reimburse any Lender for any penalties incurred or caused by the failure or delay on the part of such Lender to pay any of the Taxes specified in this Section 4.04(a). The Borrower shall deliver to the Administrative Agent certificates or other valid vouchers for all Taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder. Notwithstanding the foregoing, the Borrower shall be entitled, to the extent required to do so by law, to deduct or withhold (and shall not be required to make payments as otherwise required by this Section 4.04 on account of such deductions or withholdings) income or other similar taxes imposed by the United States of America from interest, fees or other amounts payable hereunder for the account of any Lender other than a Lender (A) that is a U.S. Person for U.S. federal income tax purposes or (B) that has the Prescribed Forms on file with the Borrower for the applicable year to the extent deduction or withholding of such taxes is not required as a result of such filing of such Prescribed Forms; provided that, if the Borrower shall so deduct or withhold any such taxes, the Borrower shall provide a statement to the Administrative Agent and such Lender, setting forth the amount of such taxes so deducted or withheld, the applicable rate and any other information or documentation which such Lender may reasonably request for assisting such Lender to obtain any allowable credits or deductions for the taxes so deducted or withheld in the jurisdiction or jurisdictions in which such Lender is subject to tax.

(ii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(A) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (the “Prescribed Forms”) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(B) executed copies of IRS Form W-8ECI;

(C) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit K-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or

(D) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-2 or Exhibit K-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit K-4 on behalf of each such direct and indirect partner;

(iii) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(iv) Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(b) Additional Costs. Subject to Sections 4.04(c), (d) and (e):

(i) Without duplication of any amounts payable described in Section 3.03(c) or 4.03(a), if after the date hereof, any Regulatory Change shall (1) impose, modify or deem applicable any reserve, special deposit or similar requirement against any Lender’s Loans, (2) subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes (other than Taxes measured by the overall capital or net worth of the Administrative Agent or such Lender) and (C) Other Connection Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (3) impose on any Lender (or such Lender’s Applicable Lending Office) any other condition regarding this Agreement or the Loans and the result of any event referred to in clause (1), (2) or (3) shall be to increase the cost to such Lender (or such Lender’s Applicable Lending Office) of maintaining any SOFR Loans made by such Lender (which increase in cost shall be calculated in accordance with such Lender’s reasonable averaging and attribution methods) by an amount which such Lender deems to be material, then, upon demand by such Lender, the Borrower shall pay to the Administrative Agent or such Lender, as the case may be, on demand, an amount equal to such increase in cost; and

(ii) Without duplication of any amounts payable described in Section 3.03(c) or 4.03(a), if any Lender shall have determined that any Regulatory Change relating to capital adequacy or liquidity (including any Regulatory Change made prior to the date hereof but not effective until after the date hereof), or compliance by such Lender (or such Lender’s Applicable Lending Office) with any Regulatory Change regarding capital adequacy or liquidity (whether or not having the force of law), has or would have the effect of, reducing the rate of return on capital for such Lender (or such Lender’s Applicable Lending Office) or any corporation controlling such Lender as a consequence of its obligations under this Agreement to a level below that which such Lender (or such Lender’s Applicable Lending Office) or such corporation could have achieved but for such Regulatory Change (taking into consideration such Lender’s (or such Lender’s Applicable Lending Office) or such corporation’s policies with respect to capital adequacy or liquidity), then from time to time, upon demand by such Lender, the Borrower shall pay to such Lender, on demand, such additional amount or amounts as will compensate such Lender (or such Lender’s Applicable Lending Office) or such corporation for such reduction.

(c) Lending Office Designations. Before making any demand for payment pursuant to this Section 4.04, each Lender shall, if possible, designate a different Applicable Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Lender, be otherwise disadvantageous to such Lender.

(d) Certificate, Etc. In connection with any demand for payment pursuant to this Section 4.04, a Lender shall provide to the Borrower, with a copy to the Administrative Agent, a certificate, signed by an officer of such Lender, setting forth in reasonable detail the basis for such demand, the amount required to be paid by the Borrower to such Lender and the computations made by such Lender to determine such amount.

(e) Limitations; Delay in Requests. The Borrower shall not be obligated to compensate a Lender for any amount under Section 4.04(b) arising or occurring more than (i) 90 days prior to the date on which an office of such Lender primarily responsible for the administration of this Agreement obtains actual knowledge that such Lender is entitled to such compensation or (ii) nine months prior to the date that such Lender notifies the Borrower of the Regulatory Change giving rise to such increased costs or reductions, and of such Lender’s intention to claim compensation therefor (except that, if the Regulatory Change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

(f) FATCA. If a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by any Requirement of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this Section 4.04(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Cooperation. The Borrower agrees, upon the request of the Administrative Agent or any Lender, promptly to execute, deliver and complete such forms, certificates and other documents, make such filings and otherwise cooperate with the Administrative Agent or such Lender, in each case as the Administrative Agent or such Lender may reasonably request from time to time, in order for the Administrative Agent or such Lender to establish that the Administrative Agent or such Lender is not subject to, or is entitled to a reduction in the amount of or exemption from, any deduction, withholding or other Taxes with respect to any payments to the Administrative Agent or such Lender for principal, interest, fees or other amounts under the Credit Documents, including United Kingdom HM Revenue & Customs’ Form DTTP2.

Section 4.05 Funding Impracticable; Alternate Rate of Interest.

(a) If at any time any Lender shall have determined in good faith (which determination shall be conclusive) that the making or maintenance of all or any part of such Lender’s SOFR Loans has been made impracticable or unlawful because of compliance by such Lender in good faith with any law or guideline or interpretation or administration thereof by any Governmental Authority charged with the interpretation or administration thereof or with any request or directive of such body (whether or not having the effect of law) then the Administrative Agent, upon notification to it of such determination by such Lender, shall forthwith advise the other Lenders and the Borrower thereof. Upon such date as shall be specified in such notice and until such time as the Administrative Agent, upon notification to it by such Lender, shall notify the Borrower and the other Lenders that the circumstances specified by it in such notice no longer apply, (i) notwithstanding any other provision of this Agreement, such SOFR Loans shall, automatically and without requirement of further notice, or any payment pursuant to Section 4.03 or 4.04, by the Borrower, be converted to ABR Loans, and (ii) the obligation of such Lender to make or continue SOFR Loans shall be suspended, and, if the Borrower shall request in the Borrowing Request or a Conversion Request that the Lenders make a SOFR Loan, the Loan requested to be made by such Lender shall instead be made as an ABR Loan.

(b) Subject to Section 4.09, if, at any time with respect to any Daily Simple SOFR Loan, and prior to the commencement of any Interest Period with respect to any Term SOFR Loan:

(i) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining Adjusted Daily Simple SOFR or Adjusted Term SOFR for such Interest Period, as the case may be; or

(ii) the Administrative Agent is advised by the Required Lenders that (A) Adjusted Daily Simple SOFR or Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Daily Simple SOFR Loans or Term SOFR Loans, as the case may be, for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders (upon the instruction of the Required Lenders with respect to notice given pursuant to clause (ii) above) that the circumstances giving rise to such notice no longer exist, (i) any Conversion Request that requests the conversion of any Loan to, or continuation of any Loan as, a SOFR Loan shall be ineffective, and (ii) if the Borrowing Request requests a SOFR Loan, such Loan shall be made as an ABR Loan. Any Daily Simple SOFR Loans outstanding at the commencement of any such suspension shall be immediately converted into ABR Loans. Any Term SOFR Loans outstanding at the commencement of any such suspension shall be converted at the end of the then current Interest Period for such Term SOFR Loans into ABR Loans unless such suspension has then ended.

(c) The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (i) the continuation of, administration of, submission of, calculation of or any other matter related to the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Adjusted Daily Simple SOFR, Daily Simple SOFR, or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Adjusted Daily Simple SOFR ,Term SOFR, Daily Simple SOFR, or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Conforming Changes. The Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Adjusted Daily Simple SOFR, Term SOFR, Daily Simple SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the Alternate Base Rate, the Term SOFR Reference Rate, Adjusted Term SOFR, Adjusted Daily Simple SOFR, Term SOFR, Daily Simple SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

Section 4.06 Expenses; Indemnity; Damage Waivers.

(a) The Borrower agrees, whether or not any Loan is made, to pay or reimburse the Administrative Agent all of its reasonable out-of-pocket fees and expenses incurred in connection with the development, preparation, negotiation, execution, closing and syndication of, the Credit Documents and the administration of the credit facility established under the Credit Documents and any amendment, supplement or modification thereto (whether or not executed or effective) and any documents prepared in connection therewith, including, without limitation, the reasonable fees and disbursements of counsel to the Administrative Agent and the maintenance of an electronic platform (including without limitation charges of Debtdomain or any similar electronic information platform) or information transmission systems in connection with this Agreement.

(b) The Borrower agrees to pay all reasonable out-of-pocket fees and expenses incurred by the Administrative Agent and, after the occurrence and during the continuance of an Event of Default, the Joint Lead Arrangers, the Joint Bookrunners or any Lender (including, without limitation, the reasonable fees and disbursements of one counsel to the Administrative Agent, unless (and to the extent) conflicts of interest require the use of more than one counsel) in connection with the enforcement of, and the protection of their respective rights under, any provision of any Credit Document or any amendment or supplement to this Agreement (including all such fees and expenses incurred during any “workout” or restructuring in respect of the Obligations and during any legal proceeding, including any bankruptcy proceeding).

(c) The Borrower agrees to indemnify the Administrative Agent, the Joint Lead Arrangers, the Joint Bookrunners, each of the Lenders and each of their respective Affiliates and their respective directors, officers, employees, agents and advisors (each, an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities, penalties, and related expenses, including counsel fees and expenses, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of any Credit Document or any agreement or instrument contemplated by any Credit Document, the performance by the parties thereto of their respective obligations under any Credit Document or the consummation of the transactions contemplated by any Credit Document, (ii) the use of the proceeds of the Loans or (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, penalties, or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. In connection with any claim for indemnification pursuant to this Agreement by more than one Indemnitee, all such Indemnitees shall be represented by the same legal counsel selected by the Indemnitees; provided that if such legal counsel determines in good faith that representing all such Indemnitees is reasonably likely to result in a conflict of interest under laws or ethical principles applicable to such legal counsel or that a defense or counterclaim is available to an Indemnitee that is not available to all such Indemnitees, then to the extent reasonably necessary to avoid such a conflict of interest or to permit unqualified assertion of such a defense or counterclaim, each Indemnitee shall be entitled to separate representation.

(d) All amounts due under this Section 4.06 shall be payable in immediately available funds upon written demand therefor.

(e) To the fullest extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan, or the use of the proceeds thereof. No Lender Party referred to in paragraph (c) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby.

Section 4.07 Survival.

The provisions of Sections 4.03, 4.04, 4.06 and 9.06, shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the reduction or termination of any Commitments, the invalidity or unenforceability of any term or provision of any Credit Document, or any investigation made by or on behalf of the Lenders.

Section 4.08 Replacement of a Lender.

Notwithstanding anything to the contrary contained herein, if any Lender shall request compensation pursuant to Section 4.04(b)(i) or (ii) then, in each case, the Borrower may require that such Lender transfer all of its right, title and interest under this Agreement and such Lender’s Term Loan Notes to one or more of the other Lenders or any other lender identified by the Borrower and reasonably acceptable to the Administrative Agent as a Replacement Lender which is willing to assume all of the obligations of such Lender, for consideration equal to the outstanding principal amount of such Lender’s Loans, together with interest thereon to the date of such transfer and all other amounts payable under the Credit Documents to such Lender on or prior to the date of such transfer (including, without limitation, any fees accrued hereunder and any amounts which would be payable under Section 4.03 as if all of such Lender’s Loans were being prepaid in full on such date). Subject to the execution and delivery of new notes, an Assignment and Acceptance, and such other documents as such Lender may reasonably require, such Replacement Lender shall be a “Lender” for all purposes hereunder. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements of the Borrower contained in Sections 4.04 and 4.06 (without duplication of any payments made to such Lender by the Borrower or the Replacement Lender) shall survive for the benefit of any Lender replaced under this Section 4.08 with respect to the time prior to such replacement.

Section 4.09 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event in relation to any then-current Benchmark, the Administrative Agent and the Borrower may amend this Agreement to replace the impacted then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 4.09(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will promptly notify the Borrower of the removal or reinstatement of any tenor of a Benchmark pursuant to Section 4.09(d). Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 4.09, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 4.09.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the administrator of such Benchmark or the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent, in consultation with the Borrower, may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent, in consultation with the Borrower, may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a SOFR Loan of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

(f) Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending request for a Term SOFR Loan of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the Alternate Base Rate based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the Alternate Base Rate.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Section 5.01 Representations and Warranties.

The Borrower represents and warrants to the Administrative Agent and each Lender as follows:

(a) Corporate Existence.

(i) The Borrower and each of its Significant Subsidiaries has been duly organized or formed and is validly existing and in good standing under the laws of its jurisdiction of incorporation or formation;

(ii) the Borrower and each of its Significant Subsidiaries has the corporate (or analogous) power and authority and all necessary governmental licenses, authorizations, consents and approvals material to the ownership of its assets and the carrying on of its business except as would not be reasonably expected to have a Material Adverse Effect;

(iii) the Borrower has the power and authority and all governmental licenses, authorizations, consents and approvals to execute, deliver and perform its obligations under this Agreement and the Term Loan Notes; and

(iv) the Borrower is duly qualified as a foreign corporation, licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification, except any such failure to be qualified, licensed or in good standing as would not be reasonably expected to have a Material Adverse Effect.

(b) Corporate Authorization; No Contravention. The execution, delivery, and performance by the Borrower of the Credit Documents have been duly authorized by all necessary corporate action and do not and will not:

(i) contravene the terms of the Borrower’s articles of incorporation, bylaws or other organizational document;

(ii) conflict with or result in any breach or contravention of, or the creation of any Lien under, any Contractual Obligation, injunction, order or decree to which the Borrower is a party or by which it is bound including, without limitation, the CPUC Order; or

(iii) violate any Requirement of Law.

(c) Governmental Authorization. No consent, approval, authorization or order of any Governmental Authority is required for due execution, delivery and performance by the Borrower of the Credit Documents, other than the CPUC Order, which has been obtained and is in full force and effect.

(d) Binding Effect. This Agreement is, and the Term Loan Notes when delivered hereunder will be, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

(e) Litigation. There are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened at law, in equity, in arbitration or before any Governmental Authority, against the Borrower, or its Subsidiaries or any of their respective Property which (i) purport to affect or pertain to this Agreement, or any of the transactions contemplated hereby; or (ii) would reasonably be expected to have a Material Adverse Effect. No injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority purporting to enjoin or restrain the execution, delivery and performance of any Credit Document or directing that the transactions provided for herein not be consummated as herein provided.

(f) No Default. No Default or Event of Default exists or would result from the incurring of the Obligations by the Borrower under this Agreement. Neither the Borrower, nor any of its Significant Subsidiaries, is in default under or with respect to any Contractual Obligation which, individually or together with all such defaults, would have a Material Adverse Effect.

(g) ERISA Compliance. (i) Each Qualified Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law, including all requirements under the Code or ERISA for filing reports (which are true and correct in all material respects as of the date filed), and to the best knowledge of the Borrower, benefits have been paid in accordance with the provisions of such Plan.

(ii) Each Qualified Plan has been determined by the IRS to qualify under Section 401 of the Code or is the subject of a favorable IRS opinion letter, the IRS has not determined that any amendment to any Qualified Plan does not qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and to the best knowledge of the Borrower, nothing has occurred which would cause the loss of such qualification or tax-exempt status.

(iii) There is no material outstanding liability under Title IV of ERISA (other than the liability of the Plan to pay benefits) with respect to any Plan maintained or sponsored by the Borrower or any ERISA Affiliate (as to which the Borrower is or may be liable), or with respect to any Plan to which the Borrower or any ERISA Affiliate (wherein the Borrower is or may be liable) contributes or is obligated to contribute.

(iv) None of the Pension Plans has any Unfunded Pension Liability in excess of ten percent (10%) of the Net Worth as to which the Borrower is or may be liable.

(v) No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan maintained or sponsored by the Borrower or to which the Borrower is obligated to contribute.

(vi) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, other than routine claims for benefits in the usual and ordinary course, asserted or instituted against (i) any Plan maintained or sponsored by the Borrower or its assets, (ii) any ERISA Affiliate with respect to any Qualified Plan of the Borrower, or (iii) any fiduciary with respect to any Plan for which the Borrower may be directly or indirectly liable, through indemnification obligations or otherwise, which would be reasonably likely to have a Material Adverse Effect.

(vii) The Borrower has not incurred nor reasonably expects to incur (i) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan or (ii) any liability under Title IV of ERISA (other than premiums due and not delinquent under Section 4007 of ERISA) with respect to a Qualified Plan except for liability that would not be reasonably expected to have a Material Adverse Effect.

(viii) The Borrower has not transferred any Unfunded Pension Liability to any entity other than an ERISA Affiliate or otherwise engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA except as would not be reasonably expected to have a Material Adverse Effect.

(ix) The Borrower has not engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would have a Material Adverse Effect.

(h) Use of Proceeds; Margin Regulations. No Loans will be used, directly or indirectly, (i) to purchase or carry Margin Stock or (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock or (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock.

(i) Title to Property. The Borrower and each of its Significant Subsidiaries has sufficient and legal title in fee simple to or valid leasehold interest in all its real Property, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. Such Property is free and clear of all Liens, except Permitted Liens.

(j) Taxes. The Borrower and its Subsidiaries have filed all federal and other material tax returns and reports required to be filed and have paid all federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their respective Property, income or assets otherwise due and payable except (a) those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP, and (b) those levied or imposed on Subsidiaries other than Significant Subsidiaries the nonpayment of which would not, in the aggregate, have a Material Adverse Effect. To the best knowledge of the Borrower, there is no proposed tax assessment against the Borrower or any of its Subsidiaries which would, if the assessment were made, have a Material Adverse Effect.

(k) Financial Condition. The audited consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of December 31, 2020 and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the period then ended, copies of which have been furnished to the Administrative Agent and the Lenders, fairly present the consolidated financial condition of the Borrower and its consolidated Subsidiaries as of, and the results of its operations and cash flows for, the period then ended, applied on a consistent basis. Such financial statements were prepared in accordance with GAAP consistently applied throughout the period covered thereby, are complete and accurate in all material respects, and show all material indebtedness and other liabilities of the Borrower and its consolidated Subsidiaries as of the date thereof (including liabilities for taxes and material commitments).

(l) Environmental Matters.

(i) The operations of the Borrower and each of its Subsidiaries comply with all Environmental Laws except where such noncompliance would not have a Material Adverse Effect.

(ii) The Borrower and each of its Subsidiaries have obtained all licenses, permits, authorizations and registrations required under any Environmental Law (“Environmental Permits”) necessary for its operations, and all such Environmental Permits are in good standing, and the Borrower and each of its Subsidiaries are in compliance with all terms and conditions of such Environmental Permits, except where the failure so to obtain, be in good standing or be in compliance would not have a Material Adverse Effect.

(iii) None of the Borrower, any of its Subsidiaries or any of their present Property or operations is subject to any outstanding written order from or agreement with any Governmental Authority or other Person, nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material which would have a Material Adverse Effect.

(iv) There are no conditions or circumstances which may give rise to any Environmental Claim arising from the operations of the Borrower or its Subsidiaries which would have a Material Adverse Effect. Without limiting the generality of the foregoing, except as would not, in the aggregate, have a Material Adverse Effect (i) neither the Borrower nor any of its Subsidiaries has any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws or (y) that are leaking or disposing of Hazardous Materials offsite and (ii) the Borrower and its Subsidiaries have notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA or any other Environmental Law.

(m) Investment Company. Neither the Borrower nor any Person controlling the Borrower is an “Investment Company” within the meaning of the Investment Company Act of 1940.

(n) Labor Relations. There are no strikes, lockouts or other labor disputes against the Borrower or any of its Subsidiaries or, to the best of the Borrower’s knowledge, threatened against or affecting the Borrower or any of its Subsidiaries which would have a Material Adverse Effect, and no significant unfair labor practice complaint is pending against the Borrower or any of its Subsidiaries or, to the best knowledge of the Borrower, threatened against any of them before any Governmental Authority which would have a Material Adverse Effect.

(o) Insurance. The Property of the Borrower and its Significant Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as is customarily carried by companies engaged in similar businesses and owning similar Property in localities where the Borrower or such Significant Subsidiary operates.

(p) Full Disclosure. None of the representations or warranties made by the Borrower in this Agreement as of the date of such representations and warranties, and none of the statements contained in any certificate furnished by or on behalf of the Borrower in connection with this Agreement contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading.

(q) Compliance with Applicable Laws. Neither the Borrower nor any Subsidiary is in default with respect to any judgment, order, writ, injunction, decree or decision of any Governmental Authority which default would have a Material Adverse Effect. The Borrower and each Subsidiary is complying in all material respects with all applicable statutes and regulations, including ERISA and applicable occupational, safety and health and other labor laws, of all Governmental Authorities, a violation of which would have a Material Adverse Effect.

(r) Ranking. The Obligations of the Borrower to the Lenders to be undertaken under the Credit Documents rank senior to or pari passu with other Unsecured Debt of the Borrower.

(s) Anti-Corruption Laws and Anti-Terrorism Laws.

(i) None of the Borrower or any of its Subsidiaries or, to the knowledge of the Borrower or any of its Subsidiaries, any director, officer, employee, agent or Affiliate of the Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are: (A) the subject of any Sanctions or (B) located, organized or resident in a country or territory that is, or whose government is, the subject of Sanctions.

(ii) Each of the Borrower and its Subsidiaries has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower and each such Subsidiary thereof with Sanctions, Anti-Corruption Laws and Anti-Terrorism Laws.

(iii) The operations of the Borrower and its Subsidiaries are conducted in compliance with all applicable Anti-Corruption Laws and Anti-Terrorism Laws and no action, suit or proceeding by or before any Governmental Authority involving the Borrower or any of its Subsidiaries with respect to any potential violation of the Anti-Corruption Laws or Anti-Terrorism Laws is pending, or to the knowledge of the Borrower threatened in writing. The Borrower has provided to the Administrative Agent and the Lenders all information that has been requested regarding the Borrower and its Subsidiaries and its Affiliates necessary for the Administrative Agent and the Lenders to comply with “know your customer” and Anti-Terrorism Laws and such information is correct.

(t) Beneficial Ownership Certification. As of the Effective Date, to the best knowledge of the Borrower, the information included in the Beneficial Ownership Certification provided on or prior to the Effective Date to the Administrative Agent in connection with this Agreement is true and correct in all respects.

(u) Affected Financial Institution. The Borrower is not an Affected Financial Institution.

Section 5.02 Survival.

All representations and warranties made by the Borrower in this Agreement, and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement, shall (i) be considered to have been relied upon by the Lenders, (ii) survive the making of Loans regardless of any investigation made by, or on behalf of, the Lenders, and (iii) continue in full force and effect so long as any Loan, fee or other amount payable hereunder remains unpaid.

ARTICLE VI

CONDITIONS PRECEDENT

Section 6.01 Conditions to the Availability of the Commitments.

The obligations of each Lender hereunder are subject to, and the Lenders’ Commitments shall not become available until the earliest date (the “Effective Date”) on which each of the following conditions precedent shall have been satisfied or waived in writing by the Lenders:

(a) This Agreement. The Administrative Agent shall have received this Agreement duly executed and delivered by each of the Lenders and the Borrower.

(b) The Term Loan Notes. The Borrower shall have delivered to the Administrative Agent a duly executed Term Loan Note for each Lender that requests a Term Loan Note.

(c) Evidence of Corporate Action. The Lenders shall have received the following:

(i) The articles of incorporation of the Borrower as in effect on the Effective Date, certified by the Secretary of State of California as of a recent date and by the Secretary or Assistant Secretary of the Borrower as of the Effective Date and the bylaws of the Borrower as in effect on the Effective Date, certified by the Secretary or Assistant Secretary of the Borrower as of the Effective Date.

(ii) Certificates of good standing for the Borrower from each of the Secretary of State of California and the Secretaries of State of the states where the Borrower conducts its principal operations (in each case to the extent reasonably available), certifying that the Borrower is in good standing in such states, such certificates to be dated reasonably near the Effective Date.

(iii) Copies of the resolutions of the board of directors of the Borrower approving and authorizing the execution, delivery and performance by the Borrower of this Agreement and the Term Loan Notes and authorizing the borrowings hereunder, certified as of the Effective Date by the Secretary or an Assistant Secretary of the Borrower.

(iv) A certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Agreement, the Term Loan Notes and any certificates or other documents, to be delivered in connection herewith.

(d) Opinions of Counsel. The Lenders shall have received a favorable written opinion, dated the Effective Date, of Thomas Moran, Corporate Secretary of the Borrower, and Morrison & Foerster LLP, in substantially the form of Exhibit D.

(e) Representations and Warranties; Etc. The following statements shall be true and the Administrative Agent shall have received a certificate signed by a Responsible Officer, dated the Effective Date, stating that:

(i) The representations and warranties contained in Section 5.01 of this Agreement are correct on and as of the Effective Date (except those which are expressly specified to be made as of an earlier date) as though made on and as of such date in all material respects (except for any representation or warranty that is qualified by materiality or reference to Material Adverse Effect (in which case such representation or warranty is true in all respects));

(ii) Since December 31, 2020, neither the Borrower nor any of its Subsidiaries have entered into or consummated any transaction or transactions, and there has occurred no change, including as a result of a Regulatory Change, affecting the business, credit, operations or financial condition of the Borrower and its Subsidiaries, taken as a whole, which would have a Material Adverse Effect;

(iii) No litigation, proceeding or inquiry before or by any arbitrator or Governmental Authority is continuing or, to the best of the Borrower’s knowledge, threatened which would have a Material Adverse Effect;

(iv) No event has occurred and is continuing which constitutes a Default or Event of Default; and

(v) Setting forth reasonably detailed calculations of the ratio of Funded Debt to Total Capitalization as of the Effective Date, and demonstrating that the Borrower would be in pro forma compliance with the financial covenant set forth in Section 7.03 after giving effect to the Loans to be made on the Effective Date.

(f) Reserved.

(g) Other Documents. The Lenders shall have received such other certificates, opinions and other documents as the Required Lenders reasonably may require.

(h) Fees and Expenses. The Borrower shall have paid (i) the fees and expenses of counsel to the Administrative Agent in connection with the preparation, negotiation and closing of the Credit Documents and (ii) the fees and other amounts required to be paid to the Administrative Agent and the Lenders on the Effective Date.

(i) 2020 Audited Financial Statements. The Lenders shall have received the audited consolidated balance sheet of the Borrower as of December 31, 2020 and the related consolidated statements of income, equity and cash flows for the period then ended, audited by PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit relating to the material operations of the Borrower).

(j) Beneficial Ownership Certification. At least five days prior to the Effective Date, the Borrower shall have delivered to the Administrative Agent and the Lenders a Beneficial Ownership Certification in relation to the Borrower.

(k) “Know Your Customer” Information. The Administrative Agent and the Lenders shall have received at least five (5) Business Days prior to the Effective Date, all documentation and other information about the Borrower and its Subsidiaries that shall have been requested by the Lenders in writing at least ten (10) days prior to the Effective Date and that the Lenders reasonably determine is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

(l) Borrowing Request. The Administrative Agent shall have received a Borrowing Request complying with the terms of this Agreement.

Section 6.02 [Reserved].

Section 6.03 [Reserved].

ARTICLE VII

COVENANTS

Section 7.01 Affirmative Covenants.

Until satisfaction in full of all the obligations of the Borrower under the Credit Documents:

(a) Financial Statements; Compliance Certificates. The Borrower shall furnish to the Lenders:

(i) As soon as available, but not later than 120 days after the end of each fiscal year of the Holding Company (A) the audited consolidated balance sheet of the Holding Company as of the end of such fiscal year and the related consolidated statements of income, changes in shareholders’ equity and cash flows for such fiscal year, and (B) the audited unconsolidated balance sheet of the Borrower as of the end of such fiscal year and the related unconsolidated statements of income, changes in shareholders’ equity and cash flows for such fiscal year, each audited by PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing and accompanied by an opinion of such accountants (which opinion shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit relating to the material operations of the Holding Company and the Borrower), in each case setting forth comparative figures for the preceding fiscal year, all in reasonable detail, certified by a Responsible Officer who was involved in the preparation of the financial statements referred to herein.

(ii) As soon as available, but not later than 60 days after the end of each of the first three quarterly accounting periods in each fiscal year of the Holding Company, (A) the unaudited unconsolidated balance sheet of the Borrower as of the end of such quarterly period and the related unaudited unconsolidated statements of income, changes in shareholders’ equity and cash flows, and (B) the unaudited consolidated balance sheet of the Holding Company as of the end of such quarterly period and the related unaudited consolidated statements of income, changes in shareholders’ equity and cash flows for the elapsed portion of the fiscal year ended with the last day of such quarterly period. Such statements shall be in reasonable detail and certified by a Responsible Officer who was involved in the preparation of the financial statements referred to herein.

(iii) Concurrently with the delivery of the financial statements referred to in clauses (i) and (ii) above, a certificate of a Responsible Officer (A) stating that, to the best of such officer’s knowledge after reasonable investigation, the Borrower, during such period, has observed or performed all of its covenants and other agreements in all material respects, and satisfied every condition contained in this Agreement to be observed, performed or satisfied by it, and that such officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, and (B) showing in detail the calculation supporting such statement in respect of Section 7.03.

(iv) Any change in the information provided in the Beneficial Ownership Certification delivered to the Administrative Agent that would result in a change to the list of beneficial owners identified in parts (c) or (d) of such certification.

(v) Within five days after the same are sent, copies of all financial statements and reports which the Holding Company sends to its shareholders, and promptly after the same are filed, copies of all financial statements and regular, periodic or special reports which the Holding Company may make to, or file with, the SEC.

(vi) Promptly, such additional financial and other information as the Administrative Agent, at the request of any Lender, may from time to time reasonably request.

(b) Notices. The Borrower shall promptly notify the Administrative Agent (who shall notify each Lender):

(i) of the occurrence of any Default or Event of Default;

(ii) of any (A) breach or non-performance of, or any default under any Contractual Obligation of the Borrower or any of its Subsidiaries which would be reasonably expected to result in a Material Adverse Effect; or (B) dispute, litigation, investigation, proceeding or suspension which may exist at any time between the Borrower or any of its Subsidiaries and any Governmental Authority which would reasonably be expected to result in a Material Adverse Effect;

(iii) of the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary which, if adversely determined, would have a Material Adverse Effect;

(iv) of any other litigation or proceeding affecting the Holding Company or the Borrower or any of its Subsidiaries which the Holding Company or the Borrower would be required to report to the SEC pursuant to the Securities Exchange Act of 1934, within four days after reporting the same to the SEC;

(v) of any ERISA Event affecting the Borrower or any ERISA Affiliate (but in no event more than ten days after such ERISA Event) and promptly after the filing or delivery thereof, (i) a copy of any notice with respect to such ERISA Event that may be required to be filed with the PBGC and (ii) any notice delivered by the PBGC to the Borrower or any ERISA Affiliate with respect to such ERISA Event;

(vi) upon becoming aware of any Material Adverse Effect;

(vii) upon becoming aware of any change in the Borrower’s Senior Debt Rating by Moody’s or S&P;

(viii) following any change in accounting policies or financial reporting practices which have a material effect on the financial statements of the Borrower or the Holding Company; and

(ix) upon becoming aware of any labor controversy resulting in or threatening to result in any strike, work stoppage, boycott, shutdown or other labor disruption against or involving the Borrower or any Subsidiary which would reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 7.01(b) shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein.

(c) Preservation of Corporate Existence, Etc. The Borrower shall and shall cause each of its Significant Subsidiaries to:

(i) preserve and maintain in full force and effect its corporate (or analogous) existence and good standing under the laws of its state or jurisdiction of incorporation or formation except as permitted under Section 7.02(b) hereof;

(ii) preserve and maintain in full force and effect all rights, privileges, qualifications, permits, licenses and franchises necessary or useful in the normal conduct of its business, except as would not be reasonably expected to have a Material Adverse Effect;

(iii) use its reasonable efforts, in the ordinary course and consistent with past practice, to preserve its business organization and preserve the goodwill and business of the customers, suppliers and others having business relations with it, except as would not be reasonably expected to have a Material Adverse Effect; and

(iv) preserve or renew all of its registered trademarks, trade names and service marks, the non-preservation of which would have a Material Adverse Effect.

(d) Maintenance of Property. The Borrower shall maintain, and shall cause each of its Significant Subsidiaries to maintain, and preserve all its Property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and except as permitted under Section 7.02(b) hereof.

(e) Insurance. The Borrower shall maintain, and shall cause each Significant Subsidiary to maintain, with financially sound and reputable insurers, insurance with respect to its Property and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, including workers’ compensation insurance, public liability and property and casualty insurance.

(f) Payments of Obligations. The Borrower shall, and shall cause its Subsidiaries to, pay and discharge as the same shall become due and payable (or prior to delinquency), all obligations and liabilities material to the Borrower and its Subsidiaries taken as a whole, including:

(i) all tax liabilities, assessments and governmental charges or levies upon it or its Property or assets, and

(ii) all lawful claims which, if unpaid, might by law become a Lien other than a Permitted Lien upon its Property.

except in each case (x) those that are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary or (y) the nonpayment of which would not, in the aggregate, have a Material Adverse Effect.

(g) Compliance with Laws. The Borrower shall comply, and shall cause each of its Subsidiaries to comply, in all material respects with all Requirements of Law of any Governmental Authority having jurisdiction over it or its business, except such as may be contested in good faith or as to which a bona fide dispute may exist or where such noncompliance would not have a Material Adverse Effect.

(h) Inspection of Property and Books and Records. The Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, in all material respects, proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiaries. To the extent permitted by applicable law and subject to Section 11.05, the Borrower will permit, and will cause each of its Subsidiaries to permit, representatives of the Administrative Agent or any Lender, upon request, to visit and inspect any of their respective Property, to examine their respective corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, employees and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however that so long as no Event of Default shall have occurred and be continuing, the Borrower shall not be obligated to reimburse the Administrative Agent or any Lender for more than one inspection during any calendar year.

(i) Ranking. The Borrower shall cause all of the Obligations of the Borrower to the Lenders to at all times rank senior to or pari passu with other Unsecured Debt of the Borrower.

(j) Compliance with Anti-Terrorism Laws. The Borrower shall comply in all material respects with all Anti-Terrorism Laws and regulations applicable to it including, without limitation, (i) ensuring that no Person who owns a controlling interest in or otherwise controls the Borrower is or shall be (A) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, or any other similar list maintained by the OFAC under any authorizing statute, Executive Order or regulation or (B) a Person designated under Section 1(b), (c) or (d) of the Executive Order, any related enabling legislation or any similar executive order and (ii) compliance with all applicable Bank Secrecy Act (“BSA”) laws, regulations and government guidance on BSA compliance and on the prevention and detection of money laundering violations.

Section 7.02 Negative Covenants.

Until satisfaction in full of all the obligations of the Borrower under the Credit Documents, the Borrower will not, without the written consent of the Required Lenders:

(a) Liens. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its Property except Permitted Liens.

(b) Consolidations and Mergers; Disposition of Assets. Merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of, or permit any of its Significant Subsidiaries to merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereinafter acquired) or enter into, or permit any of its Significant Subsidiaries to enter into, any joint venture or partnership with, any Person except:

(i) any Significant Subsidiary of the Borrower may merge, consolidate or combine with or into, or transfer assets to (A) the Borrower (if the Borrower shall be the continuing or surviving corporation) or (B) any one or more Subsidiaries of the Borrower; provided that if any transaction permitted by this clause (B) shall involve a wholly-owned Subsidiary and a Subsidiary that is not wholly-owned, such wholly-owned Subsidiary shall be the continuing or surviving corporation;

(ii) any Significant Subsidiary of the Borrower may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the Borrower or another wholly-owned Significant Subsidiary of the Borrower; if immediately after giving effect thereto no Default or Event of Default would exist;

(iii) the Borrower may merge, consolidate or combine with another entity if (1) the Borrower is the corporation surviving the merger, and (2) immediately after giving effect thereto, no Default or Event of Default would exist; and

(iv) the Borrower and any Subsidiary may enter into joint ventures and partnerships in the same line of business.

(c) Investments and Acquisitions. Make, or permit any of its Significant Subsidiaries to make, any Investments or Acquisitions except (i) for Permitted Investments, (ii) as required by any Governmental Authority, and (iii) for Acquisitions; provided that:

(i) immediately before or after giving effect to each Acquisition, no Default or Event of Default shall or would exist, and immediately after giving effect thereto, all of the representations and warranties contained in this Agreement shall be true and correct with the same effect as though then made,

(ii) the Person, business or assets acquired is engaged in or useful in the same line of business as the Borrower or any Significant Subsidiary, and

(iii) such Acquisition shall not be a “hostile” acquisition and shall have been approved by the Board of Directors (or equivalent) and shareholders (or equivalent), if required, of the Borrower or the applicable Significant Subsidiary and the entity to be acquired.

(d) Transactions with Affiliates. Enter into, or permit any of its Subsidiaries to enter into, any transaction with any Affiliate of the Borrower or of any such Subsidiary except as permitted by this Agreement or in the ordinary course of business and pursuant to the reasonable requirements of the business of the Borrower or such Subsidiary and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

(e) Compliance with ERISA. Directly or indirectly, or permit any ERISA Affiliate to directly or indirectly (i) terminate, any Qualified Plan subject to Title IV of ERISA so as to result in any material (in the opinion of the Administrative Agent) liability to the Borrower or any ERISA Affiliate, (ii) permit to exist any ERISA Event or any other event or condition, which presents the risk of a material (in the opinion of the Administrative Agent) liability of the Borrower or any ERISA Affiliate, or (iii) make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material (in the opinion of the Required Lenders) liability to the Borrower or any ERISA Affiliate, (iv) except in the ordinary course of business consistent with past practice, enter into any new Plan or modify any existing Plan so as to increase its obligations thereunder which would reasonably be expected to result in any material (in the opinion of the Administrative Agent) liability of the Borrower or any ERISA Affiliate, or (v) permit the present value of all nonforfeitable accrued benefits under each Qualified Plan (using the actuarial assumptions that would be utilized by the PBGC upon termination of such a Qualified Plan) materially (in the opinion of the Required Lenders) to exceed the fair market value of such Qualified Plan’s assets allocable to such benefits, all determined as of the most recent valuation date for each such Qualified Plan; provided, however that any liability of $25,000,000 or less shall not be considered “material” for purposes of this Section 7.02(e).

(f) [Reserved].

(g) Restricted Payments. Declare or make any dividend payment or other distribution of assets, Property, cash, rights, obligations or securities on account of any shares of any class of its capital stock or purchase, redeem or otherwise acquire for value (or permit any of its non-wholly-owned Subsidiaries to do so) any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding if a Default or Event of Default has occurred and is continuing or would result therefrom.

(h) Change in Business. Engage, or permit any of its Subsidiaries to engage, in any material line of business substantially different from those lines of business carried on by it on the date hereof and any and all reasonably related businesses necessary for, in support, furtherance or anticipation of and/or ancillary to or in the preparation for such businesses.

(i) Use of Proceeds. Use the proceeds of any Loan other than to fund fees and expenses associated with this Agreement and for general corporate purposes. Without limiting the foregoing, the Borrower will not, directly or knowingly indirectly, use the proceeds of any advance, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other Person (A) to fund any activities or business of or with any Person, or in any country or territory, that at the time of such funding, is, or whose government is, the subject of Sanctions, (B) in any other manner that would result in a violation of Sanctions by any Person including, without limitation, the Borrower, the Lenders and the Administrative Agent or (C) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws or Anti-Terrorism Laws.

Section 7.03 Financial Covenant.

Until satisfaction in full of all the obligations of the Borrower under the Credit Documents, the Borrower will not permit the ratio of Funded Debt to Total Capitalization to exceed 0.70 to 1.00 as of the end of any quarter of any fiscal year of the Borrower.

ARTICLE VIII

EVENTS OF DEFAULT

Section 8.01 Events of Default

If one or more of the following events (each, an “Event of Default”) shall occur:

(a) The Borrower shall fail duly to pay any principal of any Loan when due, whether at maturity, by notice of intention to prepay or otherwise; or

(b) The Borrower shall fail duly to pay any interest, fee or any other amount payable under the Credit Documents within two Business Days after the same shall be due; or

(c) Any representation or warranty made or deemed made by the Borrower herein, or any statement or representation made in any certificate, report or opinion delivered by or on behalf of the Borrower in connection herewith, shall prove to have been false or misleading in any material respect when so made or deemed made; or

(d) The Borrower shall fail duly to observe or perform any term, covenant or agreement contained in Sections 7.01(b)(i), 7.01(c), 7.02 or 7.03; or

(e) The Borrower shall fail duly to observe or perform any other term, covenant or agreement contained in this Agreement and such failure shall have continued unremedied for a period of thirty (30) days after a Responsible Officer shall have obtained knowledge thereof; or

(f) The Borrower or any Subsidiary shall fail to pay any of its obligations for Debt (other than its Obligations hereunder) in an amount of $25,000,000 or more when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), or any other default or event of default under any agreement or instrument relating to any such obligation shall occur and shall continue after the applicable grace period, if any, specified in such agreement or instrument, or if the maturity of such obligation is accelerated, or any such obligation shall be declared to be due and payable, or required to be prepaid prior to the stated maturity thereof; or

(g) One or more judgments against the Borrower or any Subsidiary or attachments against its Property, which in the aggregate exceed $25,000,000 not covered by insurance, or the operation or result of which would interfere materially and adversely with the conduct of the business of the Borrower, shall remain unpaid, unstayed on appeal, undischarged, unbonded and undismissed for a period of 30 days or more; or any Person shall have filed any suit, action or proceeding which results in the granting of any form of injunction or restraining order, temporary or otherwise, the compliance with which would have a Material Adverse Effect, and which injunction or restraining order is not dissolved (or otherwise terminated) or modified within 30 days so as to eliminate that portion of such injunction or restraining order which would have such Material Adverse Effect; or

(h) Any order, writ, warrant, garnishment or other process of any court attaching, garnishing, distraining or otherwise freezing assets of the Borrower or any Subsidiary in an amount equal to $25,000,000 or more in value in the aggregate for all such orders, writs, warrants, garnishments shall remain unstayed on appeal, undischarged or undismissed for a period of 30 days or more; or

(i) (i) The Borrower or any Subsidiary shall commence any case, proceeding, or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debts, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its assets, or the Borrower or any Subsidiary shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Borrower or any Subsidiary any case, proceeding or other action of a nature referred to in clause (i) above and such case, proceeding or action shall not have been vacated, discharged or stayed within 60 days from the entry thereof; or (iii) the Borrower or any Subsidiary shall consent to the institution of, or fail to controvert in a timely and appropriate manner, any case, proceeding or other action of a nature referred to above; or (iv) the Borrower or any Subsidiary shall file an answer admitting the material allegations of a petition filed against it in any case, proceeding or other action of a nature referred to above; or (v) the Borrower or any Subsidiary shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or (vi) the Borrower or any Subsidiary shall take corporate action for the purpose of effecting any of the foregoing; or

(j) (i) The Borrower or an ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under a Multiemployer Plan where such failure can reasonably be expected to impose on the Borrower or an ERISA Affiliate liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount in excess of ten percent (10%) of the Net Worth; (ii) the Borrower or an ERISA Affiliate shall fail to satisfy its contribution requirements under Section 412 of the Code, whether or not it has sought a waiver under Section 412(d) of the Code where such failure can reasonably be expected to impose on the Borrower or an ERISA Affiliate liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount in excess of ten percent (10%) of the Net Worth; (iii) the Unfunded Pension Liabilities of a Plan or Plans shall exceed ten percent (10%) of the Net Worth; (iv) a Plan that is intended to be qualified under Section 401(a) of the Code shall lose its qualification, and such loss can reasonably be expected to impose on the Borrower or an ERISA Affiliate liability (for additional taxes, to Plan participants, or otherwise) in the aggregate amount of ten percent (10%) of the Net Worth or more; (v) the commencement or increase of contributions to, the adoption of, or the amendment of a Plan by, the Borrower or an ERISA Affiliate shall result in a net increase in unfunded liabilities of the Borrower or an ERISA Affiliate in excess of ten percent (10%) of the Net Worth; or (vi) any combination of events listed in clause (iii) through (v) that involves a net increase in aggregate Unfunded Pension Liabilities and unfunded liabilities in excess of ten percent (10%) of the Net Worth shall occur; or

(k) All or substantially all of the Property of the Borrower or its Subsidiaries shall be condemned, seized or appropriated, excluding Property of a Subsidiary other than a Significant Subsidiary the condemnation, seizure or appropriation of which would not have a Material Adverse Effect; or

(l) Any Governmental Authority shall revoke or fail to renew any license, permit or franchise of the Borrower or any of its Subsidiaries, or the Borrower or any of its Subsidiaries shall for any reason lose any license, permit or franchise, if such revocation, non-renewal or loss would have a Material Adverse Effect; or

(m) Any Credit Document (other than Term Loan Notes which have been replaced or superseded) shall cease to be in full effect; or

(n) A Change in Control shall occur;

then, and at any time during the continuance of such Event of Default, the Administrative Agent, at the written request of the Required Lenders, may, by written notice to the Borrower, take either or both of the following actions, at the same or different times: (i) [reserved] and (ii) declare any Loans then outstanding to be due and payable, whereupon the principal of the Loans so declared to be due, together with accrued interest thereon and any other unpaid amounts accrued under the Credit Documents, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind (all of which are hereby expressly waived by the Borrower); provided that, in the case of any Event of Default described in Section 8.01(i) occurring with respect to the Borrower, the principal of all Loans then outstanding, together with accrued interest thereon and any other unpaid amounts accrued under the Credit Documents, shall automatically and immediately become due and payable without presentment, demand, protest or any other notice of any kind (all of which are hereby expressly waived by the Borrower).

ARTICLE IX

THE ADMINISTRATIVE AGENT

Section 9.01 The Agency.

Each Lender appoints The Bank of New York Mellon as its agent hereunder and irrevocably authorizes the Administrative Agent to take such action on its behalf and to exercise such powers hereunder as are specifically delegated to the Administrative Agent by the terms hereof, together with such powers as are reasonably incidental thereto, and the Administrative Agent hereby accepts such appointment subject to the terms hereof. The relationship between the Administrative Agent and the Lenders shall be that of agent and principal only and nothing herein shall be construed to constitute the Administrative Agent a trustee or fiduciary for any Lender nor to impose on the Administrative Agent duties or obligations other than those expressly provided for herein.

Section 9.02 The Administrative Agent’s Duties.

The Administrative Agent shall promptly forward to each Lender copies, or notify each Lender as to the contents, of all notices received from the Borrower pursuant to the terms of this Agreement and, in the event that the Borrower fails to pay when due the principal of or interest on any Loan, the Administrative Agent shall promptly give notice thereof to the Lenders. As to any other matter not expressly provided for herein, the Administrative Agent shall have no duty to act or refrain from acting with respect to the Borrower, except upon the instructions of the Required Lenders. The Administrative Agent shall not be bound by any waiver, amendment, supplement, or modification of this Agreement which affects its duties hereunder, unless it shall have given its prior written consent thereto. The Administrative Agent shall have no duty to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements binding on the Borrower pursuant to this Agreement nor shall the Administrative Agent be deemed to have knowledge of the occurrence of any Default or Event of Default (other than a failure of the Borrower to pay when due the principal or interest on any Loan), unless it shall have received written notice from the Borrower or a Lender specifying such Default or Event of Default and stating that such notice is a “Notice of Default”.

Section 9.03 Limitation of Liabilities.

Each of the Lenders and the Borrower agree that (i) neither the Administrative Agent nor any of its officers or employees shall be liable for any action taken or omitted to be taken by any of them hereunder except for its or their own gross negligence or willful misconduct as determined by a final and nonappealable ruling by a court of competent jurisdiction, (ii) neither the Administrative Agent nor any of its officers or employees shall be liable for any action taken or omitted to be taken by any of them in good faith in reliance upon the advice of counsel, independent public accountants or other experts selected by the Administrative Agent, and (iii) the Administrative Agent shall be entitled to rely upon any notice, consent, certificate, statement or other document believed by it to be genuine and correct and to have been signed and/or sent by the proper Persons.

Section 9.04 The Administrative Agent as a Lender.

The Administrative Agent may maintain deposits or credit balances for, invest in, lend money to and generally engage in any kind of banking business with the Borrower or any Subsidiary or Affiliate of the Borrower without any duty to account therefor to the Lenders.

Section 9.05 Lender Credit Decision.

Neither the Administrative Agent, nor any of its Affiliates, officers or employees has any responsibility for, gives any guaranty in respect of, nor makes any representation to the Lenders as to, (i) the condition, financial or otherwise, of the Borrower or any Subsidiary thereof or the truth of any representation or warranty given or made in this Agreement, or in connection herewith or (ii) the validity, execution, sufficiency, effectiveness, construction, adequacy, enforceability or value of this Agreement or any other document or instrument related hereto. Except as specifically provided herein, neither the Administrative Agent nor any of its Affiliates, officers or employees shall have any duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect to the operations, business, property, condition or creditworthiness of the Borrower or any of its Subsidiaries, whether such information comes into the Administrative Agent’s possession on or before the date hereof or at any time thereafter. Each Lender acknowledges that (i) it has, independently and without reliance upon the Administrative Agent or any other Lender, based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and (ii) all information reviewed by it in its credit analysis or otherwise in connection herewith has been provided solely by or on behalf of the Borrower, and the Administrative Agent has no responsibility for such information. Each Lender also acknowledges that it will independently and without reliance upon the Administrative Agent or any other Lender, based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under any Credit Document.

Section 9.06 Indemnification.

Each Lender agrees to indemnify the Administrative Agent, to the extent not reimbursed by the Borrower, based on its Pro Rata Share, from and against any and all liabilities, obligations, losses, claims, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, or any action taken or omitted to be taken by the Administrative Agent hereunder; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent or any of its officers or employees as determined by a final and nonappealable ruling by a court of competent jurisdiction. Without limiting the foregoing, each Lender agrees to reimburse the Administrative Agent promptly upon demand for its ratable share of any out-of-pocket expenses (including fees and disbursements of counsel incurred by the Administrative Agent) in connection with the preparation, execution or enforcement of, or legal advice in respect of rights or responsibilities under, any Credit Document or any amendments or supplements thereto, to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower. Except for action expressly required of the Administrative Agent hereunder, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under this Section 9.06 against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

Section 9.07 Successor Administrative Agent

The Administrative Agent may resign at any time by giving 30 days’ prior written notice thereof (unless the parties agree otherwise) to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent reasonably acceptable to the Borrower. If no successor

Administrative Agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the resigning Administrative Agent’s giving of notice of resignation, the resigning Administrative Agent may appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $250,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigned Administrative Agent, and the resigned Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any Administrative Agent’s resignation, the provisions of this Article IX shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

Section 9.08 No Duty Regarding Discretionary Actions

The Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Credit Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Credit Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Credit Document or applicable law.

Section 9.09 Syndication and Other Agents

Notwithstanding anything herein to the contrary, the Joint Lead Arrangers, the Joint Bookrunners and the Co-Syndication Agents named on the cover page of this Agreement shall not have any duties or liabilities under this Agreement, except in their respective capacities, if any, as Lenders.

ARTICLE X

EVIDENCE OF LOANS; TRANSFERS

Section 10.01 Evidence of Loans; Term Loan Notes.

The Borrower’s obligation to repay the Loans shall be evidenced by Term Loan Notes if requested by each Lender, one such payable to the order of each such Lender. The Term Loan Note of each Lender shall (i) be in the principal amount of such Lender’s Commitment, (ii) be dated the Effective Date (or the effective date on which such Lender becomes a Lender hereunder) and (iii) be stated to mature on the Termination Date and bear interest from its date until maturity on the principal balance (from time to time outstanding thereunder) payable at the rates and in the manner provided herein. Each Lender is authorized to indicate upon the grid attached to its Term Loan Note all Loans made by it pursuant to this Agreement, interest elections and payments of principal and interest thereon. Such notations shall be presumptive, absent manifest error, as to the aggregate unpaid principal amount of all Loans made by such Lender, and interest due thereon, but the failure by any Lender to make such notations or the inaccuracy or incompleteness of any such notations shall not affect the obligations of the Borrower hereunder or under the Term Loan Notes.

Section 10.02 Participations.

(a) Any Lender may at any time grant to one or more financial institutions (but not to a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each a “Participant”) participating interests in any or all of its Loans. In the event of any such grant by a Lender of a participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Lender shall remain responsible for the performance of its obligations hereunder, and, except to the extent such participating interest has been granted pursuant to Section 4.02(e), the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement pursuant to which any Lender may grant such a participating interest shall provide that such Lender shall retain the sole right and responsibility to enforce the obligations of the Borrower hereunder including the right to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such participation agreement may provide that such Lender will not agree to any modification, amendment or waiver of this Agreement described in clauses (i) through (vi), inclusive, of Section 11.06(b) without the consent of the Participant.

(b) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Loans, or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(c) The Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.03 and 4.04(b) (subject to the requirements and limitations in Section 4.04, including the requirements under Section 4.04(a) (it being understood that the documentation required under Section 4.04(a) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.03; provided that such Participant (A) agrees to be subject to the provisions of Section 4.08 as if it were an assignee under Section 10.03; and (B) shall not be entitled to receive any greater payment under Section 4.04(b), with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Regulatory Change that occurs after the Participant acquired the applicable participation.

(d) To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.04 as though it were a Lender; provided that such Participant agrees to be subject to Section 4.02(e) as though it were a Lender.

Section 10.03 Assignments.

(a) Any Lender may at any time assign to one or more financial institutions (but not to a natural Person, or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person, or the Borrower or any of the Borrower’s Affiliates or Subsidiaries) (each an “Assignee”), other than a Defaulting Lender or a subsidiary thereof or any financial institution who, upon becoming a Lender hereunder, would constitute a Defaulting Lender or a subsidiary thereof, all, or a proportionate part of all, of its rights and obligations under this Agreement, and such Assignee shall assume such rights and obligations, pursuant to an instrument, in substantially the form of Exhibit E (an “Assignment and Acceptance”), executed by such Assignee and such transferring Lender, with (and subject to) the signed consent of the Borrower (which consent shall not be unreasonably withheld or delayed and which consent shall be deemed to have been given if the Borrower has not responded within ten Business Days of its receipt of a written request for such consent) and the Administrative Agent (which consent shall not be unreasonably withheld); provided that (i) each such assignment (other than assignments (x) to its Affiliates, (y) to an Approved Fund, or (z) of its entire interest) shall be in a minimum amount of $10,000,000 or in integral multiples of $1,000,000 in excess thereof (unless otherwise approved by the Administrative Agent in its sole discretion), (ii) each assignee shall be an Eligible Institution, and (iii) after giving effect to each such assignment, the Loans of the assignor (if it has not assigned its entire interest) and of the assignee shall be at least $5,000,000; provided further, that the foregoing consent requirement shall not be applicable in the case of an assignment or other transfer by any Lender to an Affiliate of such Lender, to another Lender, or to an Approved Fund; provided further, that any consent of the Borrower otherwise required under this Section shall not be required if an Event of Default has occurred and is continuing; and provided further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof. Upon execution and delivery of an Assignment and Acceptance and payment by such Assignee to such transferring Lender of an amount equal to the purchase price agreed between such transferring Lender and such Assignee and payment by the transferring Lender or the Assignee of an assignment fee of $4,500 (or $7,500, if the transferring Lender is a Defaulting Lender) to the Administrative Agent (unless such fee is waived by the Administrative Agent in its sole discretion), such Assignee shall be a Lender party to this Agreement and shall have all the rights and obligations of a Lender with a Loan as set forth in such Assignment and Acceptance, and the transferring Lender shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required.

(b) No Assignee of any transferring Lender’s rights shall be entitled to receive any greater payment under Section 4.03 or 4.04 than such Lender would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower’s prior written consent or by reason of the provisions of Section 4.04(c) requiring such transferring Lender to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such payment did not exist.

(c) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and principal amounts of the Loans owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

Section 10.04 Certain Pledges.

Notwithstanding any other provision in this Agreement, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under this Agreement and any Term Loan Note held by it in favor of any Federal Reserve Bank in accordance with Federal Reserve Board Regulation A (or any successor provision) or U.S. Treasury Regulation 31 C.F.R. § 203.14 (or any successor provision), and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

ARTICLE XI

MISCELLANEOUS

Section 11.01 APPLICABLE LAW.

THE RIGHTS AND DUTIES OF THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS UNDER THIS AGREEMENT SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

Section 11.02 WAIVER OF JURY TRIAL.

THE BORROWER, THE ADMINISTRATIVE AGENT AND THE LENDERS EACH HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS AGREEMENT, THE TERM LOAN NOTES OR THE RELATIONSHIPS ESTABLISHED HEREUNDER.

Section 11.03 Jurisdiction and Venue.

The Borrower, the Administrative Agent and the Lenders each hereby irrevocably submits to the non-exclusive jurisdiction of any state or federal court in the Borough of Manhattan, The City of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of any Credit Document. The Borrower, the Administrative Agent and the Lenders each hereby irrevocably consents to the jurisdiction of any such court in any such action and to the laying of venue in the Borough of Manhattan, The City of New York. The Borrower, the Administrative Agent and the Lenders each hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection to the laying of the venue of any such suit, action or proceeding brought in the aforesaid courts and hereby irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 11.04 Set-off.

The Borrower hereby authorizes each Lender (including each Lender in its capacity as a purchaser of a participation interest pursuant to Section 4.02(e)) upon the occurrence of an Event of Default and at any time and from time to time during the continuance thereof, to the fullest extent permitted by law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final and in whatever currency) at any time held, and other indebtedness at any time owing, by such Lender to or for the credit or the account of the Borrower against any of the Obligations of the Borrower, now or hereafter existing under any Credit Document, held by such Lender, irrespective of whether such Lender shall have made any demand under this Agreement and although such obligations may be unmatured; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.06 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 11.04 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have. Any Lender exercising its rights under this Section 11.04 shall give notice thereof to the Borrower and the Administrative Agent concurrently with or prior to the exercise of such rights; provided that failure to give such notice shall not affect the validity of such exercise.

Section 11.05 Confidentiality.

(a) The Lenders and the Administrative Agent agree (on behalf of themselves and each of their Affiliates, directors, officers, employees and representatives) to take normal and reasonable precautions and exercise due care to maintain the confidentiality of all non-public information provided to them by the Borrower or any Subsidiary or by the Administrative Agent on the Borrower’s or any Subsidiary’s behalf in connection with this Agreement and neither the Administrative Agent, any Lender, nor any of their Affiliates, directors, officers, employees and representatives shall use any such information for any purpose or in any manner other than pursuant to the terms contemplated by this Agreement, except to the extent such information (a) was or becomes generally available to the public other than as a result of a disclosure by the Administrative Agent or any Lender, or (b) was or becomes available on a non-confidential basis from a source other than the Borrower; provided that such source is not bound by a confidentiality agreement with the Borrower known to the Administrative Agent or affected Lender(s); provided further that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process; (ii) to counsel for any of the Lenders or the Administrative Agent; (iii) to bank examiners, auditors or accountants; (iv) to the Administrative Agent or any other Lender; (v) by the Administrative Agent or any Lender to an Affiliate thereof who is bound by this Section 11.05; provided that any such information delivered to an Affiliate shall be for the purposes related to the extension of credit represented by this Agreement and the administration and enforcement thereof and for no other purpose; (vi) in connection with any litigation relating to enforcement of the Credit Documents; (vii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Lender a Confidentiality Agreement, in substantially the form of Exhibit F; or (viii) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the credit facility established hereunder. Each Lender and the Administrative Agent agree, unless specifically prohibited by applicable law or court order, to notify the Borrower of any request for disclosure of any such non-public information (x) by any Governmental Authority or representative thereof (other than any such request in connection with an examination of such Person’s financial condition by such Governmental Authority) or (y) pursuant to legal process. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent and the Lenders in connection with the administration of this Agreement, the other Credit Documents, and the Commitments.

(b) This Agreement is intended to provide express authorization to each of the Lenders and their Affiliates (and each employee, representative, or other agent of each Lender and its of Affiliates) to disclose to any and all Persons, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011-4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Lenders or any of them or any of their Affiliates (and any such employees, representatives or other agents) relating to such tax treatment and structure; provided, that, with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions contemplated hereby as well as other information, this authorization shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

Section 11.06 Integration; Amendments and Waivers.

(a) This Agreement and any separate letter agreements with respect to fees payable by the Borrower with respect to this Agreement constitute the entire agreement among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

(b) Any provision of this Agreement may be amended, modified, supplemented or waived, but only by a written amendment or supplement, or written waiver, signed by the Borrower and either the Required Lenders (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent), or the Administrative Agent with the consent of the Required Lenders; provided, however, that no such amendment, modification, or waiver shall, unless signed by all the Lenders in the case of clauses (v) and (vi) below or all the Lenders affected thereby in the case of clauses (i) through (iv) below, or by the Administrative Agent with the consent of all the Lenders in the case of clauses (v) and (vi) below or all the Lenders affected thereby in the case of clauses (i) through (iv) below, (i) increase or decrease the Commitment of any Lender, or subject any Lender to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any fees hereunder (other than the default rate set forth in Section 3.04), (iii) postpone any payment of principal of or interest on any Loan or any fees hereunder, (iv) postpone any reduction or termination of any Commitment, (v) change the percentage of, the Commitments or of the aggregate unpaid principal amount of Loans, or the number of Lenders, which shall be required for the Lenders or any of them to take any action under this Section 11.06 or any other provision of this Agreement, or (vi) amend, modify, supplement or waive the provisions of this Section 11.06. Except to the extent expressly set forth therein, any waiver shall be effective only in the specific instance and for the specific purpose for which such waiver is given.

Section 11.07 Cumulative Rights; No Waiver.

Each and every right granted to the Administrative Agent and the Lenders hereunder or under any other document delivered in connection herewith, or allowed them by law or equity, shall be cumulative and not exclusive and may be exercised from time to time. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by the Administrative Agent or any Lender of any right preclude any other or future exercise thereof or the exercise of any other right.

Section 11.08 Notices.

(a) Any communication, demand or notice to be given hereunder will be duly given when delivered in writing, by telecopy or by electronic communications to a party at its address as indicated below or such other address as such party may specify in a notice to each other party hereto in the manner provided for herein. A communication, demand or notice given pursuant to this Section 11.08 shall be addressed:

If to the Borrower, at

Southwest Gas Corporation

5241 Spring Mountain Road

Las Vegas, Nevada 89150

Telecopy: (702) 364-3023

Attention: Treasury Services

Email: Ken.Kenny@swgas.com

With a copy to:

Southwest Gas Corporation

5241 Spring Mountain Road

Las Vegas, Nevada 89150

Telecopy: (702) 252-7283

Attention: Thomas Moran, Corporate Secretary

Email: Thomas.moran@swgas.com

If to the Administrative Agent, at

The Bank of New York Mellon

6023 Airport Road

Oriskany, New York 13424

Telecopy: (315) 765-4533

Telephone: (315) 801-2437

Attention: Crystal Keyser

Email: crystal.keyser@bnymellon.com and

AFASyndications@bnymellon.com

With a copy to:

The Bank of New York Mellon

500 Grant Street

BNY Mellon Center

Pittsburgh, PA 15258

Telephone: (412) 236-7465

Attention: Molly Ross

Email: molly.ross@bnymellon.com

If to any Lender, at its address indicated on Schedule I hereto, or at such other address as may be designated by such Lender in an Administrative Questionnaire or other appropriate writing, delivered to the Administrative Agent and the Borrower.

This Section 11.08 shall not apply to notices referred to in Article II of this Agreement, except to the extent set forth therein.

(b) Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (c) below, shall be effective as provided in such subsection (c).

(c) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications. Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgment); provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(d) The Borrower hereby agrees, unless directed otherwise by the Administrative Agent or unless the email address referred to below has not been provided by the Administrative Agent to the Borrower, that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Lenders or the Administrative Agent pursuant to this Agreement, excluding (i) any Borrowing Request or Conversion Request or any communication related thereto, (ii) any communication that relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) notice of any Default or Event of Default under this Agreement or any other Credit Document or (iv) any notice that is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic format acceptable to the Administrative Agent to an email address as directed by the Administrative Agent.

(e) The Borrower acknowledges that the Administrative Agent will make available to the Lenders Communications provided by the Borrower hereunder by posting such Communications on Debtdomain or another similar electronic platform. Such platform shall be deemed to be provided “as is” and “as available”. Neither the Administrative Agent nor any of its directors, officers, employees, agents or advisors warrants the accuracy or completeness of the communications or the adequacy of such electronic platform and each expressly disclaims liability for errors or omissions in the communications. The Administrative Agent makes no warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects in connection with the Communications or such electronic platform. In no event shall the Administrative Agent or any of its directors, officers, employees, agents or advisors have any liability to the Borrower, any Lender or any other Person for damages of any kind, whether or not based on strict liability and including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Communications electronically, except to the extent the liability of any such person is found in a final and nonappealable ruling by a court of competent jurisdiction to have resulted primarily from such Person’s gross negligence or willful misconduct, and no claim may be made by the Borrower or any other Person against the Administrative Agent or any or its directors, officers, employees, agents or advisors for any special, indirect, consequential or punitive damages in respect of any claim for breach of contract or any other theory of liability.

(f) The Administrative Agent and the Lenders shall be entitled to rely and act upon any notices given by the Borrower even if such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein. All telephonic notices to and other communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

Section 11.09 Separability.

In case any one or more of the provisions contained in any Credit Document shall be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions contained herein or in any other Credit Document shall not in any way be affected or impaired thereby.

Section 11.10 Parties in Interest.

This Agreement shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns, except that the Borrower may not assign any of its rights hereunder without the prior written consent of all of the Lenders, and any purported assignment by the Borrower without such consent shall be void.

Section 11.11 Execution in Counterparts; Electronic Execution of Credit Documents.

This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all the counterparts, including counterparts delivered by telecopy or electronic format (including .pdf), shall together constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Credit Documents including any Assignment and Acceptance shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions.

Section 11.12 USA Patriot Act Notice.

Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower and its Subsidiaries, which information includes the names, addresses and tax identification numbers of the Borrower and its Subsidiaries, and other information that will allow such Lender to identify the Borrower and its Subsidiaries in accordance with the Act.

Section 11.13 Acknowledgment and Consent to Bail-In of Affected Financial Institutions.

Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of the applicable Resolution Authority.

Section 11.14 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise) of one or more Benefit Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments or this Agreement,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and not, for the avoidance of doubt, to or for the benefit of the Borrower, that the Administrative Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Credit Document or any documents related hereto or thereto).

Section 11.15 Acknowledgment Regarding Any Supported QFCs.

(a) To the extent that the Credit Documents provide support, through a guarantee or otherwise, for hedge agreements or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

(b) In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

(c) As used in this Section 11.15, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

Section 11.16 Erroneous Payments.

(a) If the Administrative Agent notifies a Lender or any Person who has received funds on behalf of a Lender, such Lender (any such Lender or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, or any Person who has received funds on behalf of a Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 11.16(b).

(c) Each Lender hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender under any Credit Document with respect to any payment of principal, interest, fees or other amounts, against any amount due to the Administrative Agent under preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with preceding clause (a), from any Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender at any time, (i) such Lender shall be deemed to have assigned its Loans (but not its Commitments) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments), the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Assumption (or, to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to an electronic platform as to which the Administrative Agent and such parties are participants) with respect to such

Erroneous Payment Deficiency Assignment, and such Lender shall deliver any promissory notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender shall cease to be a Lender hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan (or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender under the Credit Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any obligations under the Credit Documents owed by the Borrower, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 11.16 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all obligations (or any portion thereof) under any Credit Document.

Section 11.17 California Judicial Reference.

In the event that the Waiver of Jury Trial (Section 11.02 of this Agreement) is not enforceable in California, the Borrower, the Administrative Agent and the Lenders (collectively, “Parties”) elect to proceed under this Section 11.17.

(a) Any and all disputes, claims and controversies arising out of, connected with or relating to this Agreement or any other Credit Document or the transactions contemplated thereby (individually, a “Dispute”) that are brought before a forum in which pre-dispute waivers of the right to trial by jury are invalid under applicable law shall be subject to the terms of this Agreement in lieu of the jury trial waivers otherwise provided in the Credit Documents. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Credit Documents executed in the future, disputes as to whether a matter is subject to judicial reference, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Credit Documents. Notwithstanding the foregoing, this Section 11.17(a) shall not apply to any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act or any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement or any similar master agreement governing any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, fixed-price physical delivery contracts, whether or not exchange traded, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing).

(b) Any and all Disputes shall be heard by a referee and resolved by judicial reference pursuant to California Code of Civil Procedure (“CCCP”) §§ 638 et seq.

(c) The referee shall be a retired California state court judge or an attorney licensed to practice law in the State of California with at least 10 years’ experience practicing commercial law.

(d) If the Parties are unable to agree upon a referee within 10 calendar days after one Party serves a written notice of intent for judicial reference upon the other Parties, then the referee will be selected by the court in accordance with CCCP § 640(b).

(e) The referee shall render a written statement of decision and shall conduct the proceedings in accordance with the CCCP, the Rules of Court, and the California Evidence Code, except as otherwise specifically agreed by the Parties and approved by the referee. The referee’s statement of decision shall set forth findings of fact and conclusions of law. The decision of the referee shall be entered as a judgment in the court in accordance with CCCP §§ 644 and 645. The decision of the referee shall be appealable to the same extent and in the same manner that such decision would be appealable if rendered by a judge of the superior court.

(f) Notwithstanding the preceding agreement to submit Disputes to a judicial referee, the Parties and the other Credit Documents preserve, without diminution, certain rights and remedies at law or equity and under the Credit Documents that such Parties may employ or exercise freely, either alone or in conjunction with or during a Dispute. Each Party shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self-help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Credit Documents or under applicable law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self-help including peaceful occupation of property and collection of rents, setoff, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of a judicial referee to grant similar remedies that may be requested by a party in a Dispute. No provision in the Credit Documents regarding submission to jurisdiction and/or venue in any court is intended or shall be construed to be in derogation of the provisions in any Credit Document for judicial reference of any Dispute. The Parties do not waive any applicable federal or state substantive law (including without limitation the protections afforded to banks under 12 U.S.C. § 91 or any similar applicable state law) except as provided herein.

(g) If a Dispute includes multiple claims, some of which are found not subject to this Agreement, the Parties shall stay the proceedings of the claims not subject to this Agreement until all other claims are resolved in accordance with this Agreement. If there are Disputes by or against multiple parties, some of which are not subject to this Agreement, the Parties shall sever the Disputes subject to this Agreement and resolve them in accordance with this Agreement.

(h) During the pendency of any Dispute that is submitted to judicial reference in accordance with this Agreement, each of the Parties to such Dispute shall bear equal shares of the fees charged and costs incurred by the referee in performing the services described in this Agreement. The compensation of the referee shall not exceed the prevailing rate for like services. The prevailing Party shall be entitled to reasonable court costs and legal fees, including customary attorney fees, expert witness fees, paralegal fees, the fees of the referee and other reasonable costs and disbursements charged to the party by its counsel, in such amount as is determined by the referee.

(i) In the event of any challenge to the legality or enforceability of this Agreement, the prevailing Party shall be entitled to recover the costs and expenses from the non-prevailing Party, including reasonable attorneys’ fees, incurred by it in connection therewith.

(j) This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute one and the same agreement.

(k) THIS AGREEMENT CONSTITUTES A “REFERENCE AGREEMENT” BETWEEN THE PARTIES WITHIN THE MEANING OF AND FOR PURPOSES OF CCCP § 638.

Section 11.18 Divisions.

For all purposes under this Agreement and the other related Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its capital stock or equity interests at such time.

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IN WITNESS WHEREOF, the parties hereto have caused this Term Loan Agreement to be duly executed as of the date first above written.

SOUTHWEST GAS CORPORATION

By:	/s/ Gregory J. Peterson
Name: Gregory J. Peterson
Title: Senior Vice President/Chief Financial Officer

SOUTHWEST GAS CORPORATION

TERM LOAN AGREEMENT

THE BANK OF NEW YORK MELLON, as a Lender and as Administrative Agent

By:	/s/ Richard K. Fronaplel, Jr.
Name: Richard K. Fronaplel, Jr.
Title: Director

SOUTHWEST GAS CORPORATION

TERM LOAN AGREEMENT

JPMORGAN CHASE BANK, N.A., as a Lender and as Co-Syndication Agent

By:	/s/ Nancy R. Barwig
Name: Nancy R. Barwig
Title: Executive Director

SOUTHWEST GAS CORPORATION

TERM LOAN AGREEMENT

BANK OF AMERICA, N.A., as a Lender and as Co-Syndication Agent

By:	/s/ Michele Gordon
Name: Michele Gordon
Title: Senior Vice President

SOUTHWEST GAS CORPORATION

TERM LOAN AGREEMENT

U.S. BANK NATIONAL ASSOCIATION, as a Lender and as Co-Documentation Agent

By:	/s/ John M. Eyerman
Name: John M. Eyerman
Title: Senior Vice President

SOUTHWEST GAS CORPORATION

TERM LOAN AGREEMENT

KEYBANK NATIONAL ASSOCIATION, as a Lender and as Co-Documentation Agent

By:	/s/ Kevin D. Smith
Name: Kevin D. Smith
Title: Senior Vice President

SOUTHWEST GAS CORPORATION

TERM LOAN AGREEMENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Patrick Engel
Name: Patrick Engel
Title: Managing Director

SOUTHWEST GAS CORPORATION

TERM LOAN AGREEMENT

TD BANK, N.A., as a Lender

By:	/s/ Bernadette Collins
Name: Bernadette Collins
Title: Senior Vice President

Schedule I

Lenders and Commitments

Lender	Commitment as of the Effective Date	Address for Notices
The Bank of New York Mellon	$45,000,000.00	The Bank of New York Mellon 500 Grant Street BNY Mellon Center Pittsburgh, PA 15258 Telephone: 412-236-7465 Attention: Molly Ross Email: molly.ross@bnymellon.com
JPMorgan Chase Bank, N.A.	$45,000,000.00	JPMorgan Chase Bank, N.A. 8181 Communications Parkway Plano, Texas 75024 Telephone: 972-324-1721 Attention: Nancy Barwig Executive Director Email: nancy.r.barwig@jpmorgan.com
Bank of America, N.A.	$45,000,000.00

Bank of America, N.A.

400 S. Rampart Blvd.

STE 330

Las Vegas, Nevada 89145

Telecopy: 415-844-2773

Telephone: 702-824-9018

Attention: Michele Gordon

Email: michele.l.gordon@baml.com

and

Bank of America, N.A.

400 S. Rampart Blvd.

STE 330

Las Vegas, Nevada 89145

Telecopy: 312-453-6530

Telephone: 702-824-9060

Attention: Alan Gordon

Email: alan.f.gordon@baml.com

U.S. Bank National Association	$40,000,000.00	U.S. Bank National Association 101 S. Capitol Blvd. Boise, Idaho 83702 Telecopy: 208-383-7565 Telephone: 208-383-7489 Attention: Holland H. Williams Email: hollandhuffman.williams@usbank.com
KeyBank National Association	$30,000,000.00	KeyBank National Association 127 Public Square Cleveland, Ohio 44114 Telecopy: 216-689-4981 Telephone: 206-343-6966 Attention: Keven D. Smith Email: keven.smith@key.com
Wells Fargo Bank, National Association	$25,000,000.00

Wells Fargo Bank, National Association

MAC: 9305-156

Minneapolis, MN 55402

Telecopy: 612-316-0506

Telephone: 612-667-5878

Attention: Whitney Shellenberg

 Relationship Manager

Email: whitney.l.shellenberg@wellsfargo.com

and

Wells Fargo Bank, National Association

MAC 9305-070

90 S. 7th Street

Minneapolis, MN 55402

Telecopy: 612-316-0506

Telephone: 612-667-4832

Attention: Gregory R. Gredvig

 Portfolio Manager

Email: gregory.r.gredvig@wellsfargo.com

TD Bank, N.A.	$20,000,000.00

TD Bank, N.A.

222 Bay Street, 15th Floor

Ernst & Young Tower

Toronto, ON M5K 1A2

Telecopy: 416-983-881

Telephone: 705-797-6913

Attention: Ayesha Khan

Email: TDBNANotices@tdsecurities.com and TDBankCorporateS@td.com

ii

Schedule III

Existing Liens

	Debtor	Secured Party	Initial Filing Number	Collateral Description
1	Southwest Gas Corporation	Dell Financial Services, L.P.	05-7053027978	Equipment

2	Southwest Gas Corporation	CIT Bank, N.A.	13-7349526191	Equipment

3	Southwest Gas Corporation	First Financial Veterans Leasing, LLC	15-7487739001	Equipment

4	Southwest Gas Corporation	Key Government Finance, Inc., Hannie Mae UESC LLC	16-7542794570	All moneys due pursuant to that certain FA4861-16F-A001 dated February 11, 2016, issued by United States Department of Air Force, 99th Contracting Squadron

5	Southwest Gas Corporation	Banc of America Leasing & Capital LLC	17-7611837960	Contract Payments due under Authorization No. HHSII02201700006G dated September 25, 2017, issued by the United States Government or an agency thereof

6	Southwest Gas Corporation	IBM Credit LLC	17-7624239132	Equipment

7	Southwest Gas Corporation	IBM Credit LLC	17-7624239374	Equipment

8	Southwest Gas Corporation	Banc of America Leasing & Capital LLC	19-7748859957	Contract Payments due under Task Order No. FA486118FA041 dated June 13, 2018, issued by the United States Government or an agency thereof